Exhibit 10.1

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement ("Agreement") is made and entered into this 28 day of January, 2011 by and among Checkpoint Systems, Inc., a Pennsylvania corporation ("Checkpoint" and along with each Buyer Local Entity, collectively, the "Purchasers"), and Shore to Shore, Inc. ("STS Inc."), Shanghai WH Printing Co. Ltd., Wing Hung (Dongguan) Printing Co., Ltd., Wing Hung Printing Co., Ltd., Adapt Identification (China) Garment Accessories Trading Co., Ltd., Lau Shun Keung aka John Lau, Yeung Mei Kuen, Lau Shun Man, Lau Shun Wah, Howard J. Kurdin and Lau Wing Ting aka Shirley Lau (collectively, the "Owners"). Certain defined terms used herein are set forth in Appendix I attached hereto and made a part hereof.

WITNESSETH:

WHEREAS, Owners own a retail apparel and footwear product identification business which designs, manufactures and sells tags and labels, hang tags, price tickets, printed paper tags, pressure sensitive products, woven labels, leather and leather-like labels, heat transfer labels and brand protection and EAS solutions/labels which may or may not contain RFID tags, chips or inlays (the "Global Business"); and

WHEREAS, Owners wish to sell to Purchasers, and Purchasers wish to purchase from Owners, substantially all of their right, title and interest in and to the Global Business (subject to certain exclusions and limitations set forth herein and in the Local Purchase Agreements, as defined below (the "Global Business Exclusions") pursuant to this Master Purchase Agreement and the related local purchase agreements ("Local Purchase Agreements") (including the Local Purchase Agreements, collectively, the "Purchase Agreements"), all as more particularly described herein; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and intending to be legally bound the parties agree as follows:

ARTICLE I

ACQUISITION OF GLOBAL BUSINESS

1.01           Purchase Agreements.

(a)           Local Purchase Agreements. Owners and Purchasers shall enter into Purchase Agreements necessary for Purchasers collectively to acquire the Global Business, subject to the Global Business Exclusions. After the date of this Agreement, to the extent that it becomes apparent to the parties hereto that an entity that is not a signatory to this Agreement owns an asset that is part of the Global Business being acquired by Purchasers and therefore needs to be transferred to a Purchaser; the Owners will cause such entity to join this Agreement and be bound by its terms, conditions and obligations and become part of the defined term "Owner." Specifically, with respect to each Owner transferring assets ("Seller Local Entity"), each such Owner will agree pursuant to a Local Purchase Agreement and under the laws of the jurisdiction under which each such Owner is formed or in which the assets to be transferred reside, to transfer those assets and/or equity interests which are not part of the Global Business Exclusions owned by such Owner to the respective Purchaser ("Buyer Local Entity").

(b)           Purchase of Assets, Equity and Rights/Assumption of Liabilities.

(i)           Purchase and Sale of Global Business. The Owners hereby agree that upon the closing of the transactions contemplated by this Agreement and each Local Purchase Agreement, all occurring contemporaneously unless otherwise agreed by the parties in writing (all closings occurring together shall be deemed the "Closing"), the Owners shall sell, assign, transfer and deliver to Purchasers, and Purchasers, as applicable, shall purchase, accept and acquire from the Owners, substantially all of the assets and properties of the Owners used in the Global Business, including a level of cash consistent with normal operating levels, but not limited to, the equity interests in certain Acquired Entities (as defined in Section 1.01 (b)(iii) hereof) listed on Schedule1.01(b)(i), except for the Global Business exclusions (collectively, the "Purchased Assets"). Acquired Entities will include 51% of STS Sri Lanka.

(ii)           Covenants and Further Assurances. Following the Closing Date, which is targeted for February28,2011, Purchasers and Owners will fully cooperate with each other and their respective counsel and accountants in connection with all steps reasonably necessary to be taken as part of their respective obligations under this Agreement and each applicable Local Purchase Agreement.

(iii)           Purchase of Equity Interests. To the extent that a Buyer Local Entity is to acquire the equity interests held by a Seller Local Entity in another entity (the entity whose equity interests are being acquired may be referred to herein as the "Acquired Equity"), by transfer thereof, merger or otherwise, such Seller Local Entity shall:

(A)           Contemporaneously with Closing, at the instruction of and on behalf of the Owners, the Purchaser shall transfer funds in an amount equal to the sum of the Local Entity Debt and any Prepayment Penalties incurred as a result of the payment of the Local Entity Debt at Closing, and cause the Acquired Entity to pay in full all Local Entity Debt and all Prepayment Penalties pursuant to payoff letters therefor, all in form and content satisfactory to Purchasers.

B)           The Purchase Price shall be reduced by the aggregate amount of all Local Entity Debt.

(iv)           Excluded Assets. To the extent that a Seller Local Entity sells assets pursuant to a Local Purchase Agreement, such assets shall not include the following:

(A)           the property set forth on a Schedule 1.01(b)(iv) attached thereto;

(B)           all inter-company accounts receivables;

(C)           the corporate seal, minute books, stock books, tax returns and other records having to do with the formation of such Seller Local Entity;

(D)           all personnel files, workers' compensation files, employee medical files and other employee books and records pertaining to employees of such Seller Local Entity who will not become employees of a Purchaser; and

(E)           the rights of such Seller Local Entity or any Owner under such Local Purchase Agreement (collectively, the "Excluded Assets"); and together with equity interests in any entity not being acquired and/or any Seller Local Entity not selling assets, and any other rights or assets pertaining to the Global Business not being transferred hereunder or pursuant to a Local Purchase Agreement, the "Global Business Exclusions").

(v)           Assumption of Liabilities/Excluded Liabilities.

(A)           Assumption of Assumed Obligations. To the extent that a Seller Local Entity sells assets, the Buyer Local Entity shall assume and agree to accept only the following (collectively, the "Assumed Obligations"):

(i)           all trade payables, accounts payable, accrued payroll, accrued expenses, accrued wages, accrued payroll taxes, accrued vacation pay and other current liabilities of the Seller Local Entity relating to the Global Business and included in the calculation of Net Working Capital and other liabilities reflected on the Financial Statements which Purchaser agrees to assume. (the "Assumed Liabilities"); and

(ii)           the obligations of the Seller Local Entity arising and to be performed under the Seller Local Entity's contracts, each of which shall be listed on a Schedule to the Local Purchase Agreement (the "Assumed Contracts").

(B)           Excluded Liabilities. Purchasers shall assume and be responsible for no debts, obligations, or liabilities (whether liquidated, un-liquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise) of the Owners, past, present, or future, of any sort whatsoever, other than the Assumed Obligations, or as otherwise specifically set forth in this Agreement or in a Local Purchase Agreement. All debts, obligations and liabilities of the Owners, past, present or future, not expressly assumed by Purchasers pursuant to a this Agreement or a Local Purchase Agreement (including all Local Entity Debt, except to the extent the Purchase Price was reduced with respect to such Local Entity Debt) (collectively, the "Excluded Liabilities") shall continue to be the sole responsibility of the applicable Owner and each Owner covenants to perform all of its obligations in connection with the Excluded Liabilities. For purposes of the transactions contemplated hereunder, all inter-company payables shall be Excluded Liabilities.

(c)           Enforcement of Rights. The parties agree that Checkpoint shall be entitled to assert and enforce all rights that any Buyer Local Entity may have under any applicable Local Purchase Agreement and the actions of Checkpoint shall bind such Buyer Local Entity.

(d)           Owners' Representative. Each Owner hereby agrees that John Lau shall be entitled to act, and shall act, on behalf of each other Owner individually and all of the other Owners collectively and such actions shall be binding upon such other Owners.

(e)           Representations/Warranties included in Local Purchase Agreements. The parties agree that the Local Purchase Agreements will contain the following representations and warranties, as may be modified by agreement of the parties in each Local Purchase Agreement:

(i)           All Local Purchase Agreements shall contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(i).

(ii)           In the event that the Seller Local Entity is transferring tangible assets other than real estate to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(ii).

(iii)               In the event that the Seller Local Entity is transferring contracts to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(iii).

(iv)           In the event that the Seller Local Entity is transferring accounts receivable and inventory to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(iv).

(v)           In the event that the Seller Local Entity is transferring intellectual property to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(v).

(vi)           In the event that the Seller Local Entity is transferring employees to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(vi).

(vii)           In the event that the Seller Local Entity has one or more subsidiaries, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01 (e (vii).

(viii)In the event that the Seller Local Entity is transferring real property and/or a real property lease to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01 (e (viii).

(ix)           In the event that a Seller Local Entity transfers equity interests in an Acquired Entity to a Buyer Local Entity, then the Local Purchase Agreement shall also contain or incorporate by reference the representations and warranties set forth on Exhibit 1.01(e)(ix).

(x)           Breaches of Representations and Warranties. Any claims by a Seller Local Entity or Buyer Local Entity for breaches of representations and warranties arising from a particular Local Purchase Agreement shall be governed by and addressed in accordance with the provisions set forth in Section 1.06 and Article IV below.

1.02           Aggregate Purchase Price for Global Business.

(a)           Initial Purchase Price. The aggregate purchase price to be paid by Purchasers to the respective Owners for the Purchased Assets shall be Sixty-Seven Million Nine Hundred and Fifty Thousand US Dollars (US$67,950,000), payable in United States Dollars or an equivalent amount in Euros or Hong Kong Dollars, or a combination thereof payable in cash at closing pursuant to Section 1.02(c) below ("Closing Date Purchase Payment"); plus the amounts payable pursuant to Section 1.05 below ("Contingent Additional Purchase Price Payments") as adjusted herein, collectively, the "Purchase Price").

(b)	Reduction/Adjustments on Purchase Price.

(i)           Payment of Local Entity Debt. Additionally, the applicable Buyer Local Entity shall, on behalf of the respective Seller Local Entity, pay/escrow out of the Closing Date Purchase Payment all Local Entity Debt listed on a Schedule to each Local Purchase Agreement to be paid by a Buyer Local Entity, with any secured debt to be extinguished pursuant to pay-off letters issued by the lender therefor in a form acceptable to such lender, the Seller Local Entity, and the Buyer Local Entity.

(ii)           Working Capital Adjustment. The Purchase Price shall be further subject to adjustment as provided in Section 1.03 below.

(c)          Payment of Purchase Price. Purchasers shall pay the Closing Date Purchase Payment (as adjusted as specifically stated herein) to Owners at Closing, and Purchasers shall pay the Contingent Additional Purchase Price Payments to Owners as specified herein, by wire transfer of immediately available funds to the accounts designated by the Owners' Representative. All references to dollars herein shall mean United States Dollars or, at the option of Purchasers in each case upon agreement of the Owners' Representative, an equivalent amount in Euros or Hong Kong Dollars, or a combination thereof.

(d)           Purchase Price Allocation. Purchasers and Owners' Representative shall agree upon a purchase price allocation for each such local transaction.

1.03           Working Capital Adjustments to Purchase Price. The Closing Date Purchase Payment will be adjusted on the Closing Date by the Closing Date Working Capital Adjustment (as defined below) ("Adjusted Purchase Price"), and if applicable, the Adjusted Purchase Price will be further adjusted after the Closing Date by the Final Net Working Capital Amount (as defined below), based on the aggregate net working capital of the Global Business as provided in this Section 1.03.

(a)           Target Net Working Capital Amount.

(i)           The net working capital worksheet attached hereto as Schedule 1.03(a)(i) sets forth a worksheet showing the method of calculation. The parties shall agree on the Target Net Working Capital. ("Target Net Working Capital Amount").

(ii)           "Net Working Capital" for the Global Business shall be determined by the parties in a manner consistent with Schedule 1.03(a)(i). For purposes of the transactions contemplated hereunder, all inter-company receivables and inter-company payables involving the parties hereto or from their Affiliates shall be eliminated and given no force and effect for purposes of this Section 1.03.

(b)           Preparation of Estimated Closing Date Balance Sheet and Calculation of the Closing Date Working Capital Adjustment. On or immediately prior to the Closing Date, Owners' Representative shall provide Purchasers with: (i) an estimated Closing Date balance sheet ("Estimated Closing Date Balance Sheet"), (ii) an estimated net working capital worksheet ("Estimated Closing Date Net Working Capital Worksheet"), showing the estimated net working capital amount ("Estimated Closing Date Net Working Capital Amount"), each estimated as of the Closing Date and each prepared in a manner consistent with Schedule 1.03(a)(i).

(i)           The Closing Date Purchase Payment shall be increased in the event that the Estimated Closing Date Net Working Capital Amount is greater than the Target Net Working Capital Amount and, in that event, by an amount equal thereto.

(ii)           The Closing Date Purchase Payment shall be decreased in the event that the Estimated Closing Date Net Working Capital Amount is less than the Target Net Working Capital Amount and, in that event, by an amount equal thereto.

(iii)           The adjustment to the Purchase Price under this Section1.03 (b)(i) or Section 1.03(b)(ii) shall be referred to as the "Closing Date Net Working Capital Adjustment."

(c)           Preparation of Proposed Final Net Working Capital Worksheet and Calculation of Proposed Final Net Working Capital Amount. Within one hundred twenty (120) days following the Closing Date, Checkpoint will prepare, at the expense of Checkpoint, (i) an actual Closing Date balance sheet ("Closing Date Balance Sheet"), (ii) a proposed net working capital worksheet based upon the Closing Date Balance Sheet ("Proposed Final Net Working Capital Worksheet") showing the "Proposed Final Net Working Capital Amount", each as of the Closing Date, and each prepared in a manner consistent with Schedule 1.03(a)(i), and Checkpoint shall deliver the Closing Date Balance Sheet and the Proposed Final Net Working Capital Worksheet to Owners' Representative for review.

(d)           Review and Approval of Final Net Working Capital Amount. Following the receipt of the Closing Date Balance Sheet, the Proposed Final Net Working Capital Worksheet, and the Proposed Final Net Working Capital Amount by the Owners' Representative, the Owners' Representative shall have a period of thirty (30) days to review the Closing Date Balance Sheet, the Proposed Final Net Working Capital Worksheet and the calculation of Proposed Final Net Working Capital Amount ("Review Period"). During the Review Period, Owners' Representative and his accountants will have the right to review the work papers of Checkpoint and any other documents, books, and records utilized in the preparation of the Closing Date Balance Sheet and the Proposed Final Net Working Capital Worksheet.

(i)           Agreement With Proposed Final Net Working Capital Amount. If Owners' Representative agrees with the calculation of the Proposed Final Net Working Capital Amount as set forth on the Proposed Final Net Working Capital Worksheet prepared by Checkpoint, Owners' Representative shall notify Checkpoint in writing before the expiration of the Review Period. Upon Checkpoint's receipt of such notice, the Adjusted Purchase Price shall be adjusted further in accordance with Section 1.03(e). In such event, the Proposed Final Net Working Capital Worksheet provided by Checkpoint shall be deemed to be the "Final Net Working Capital Worksheet", and shall be attached to this Agreement as Schedule 1.03(d).

(ii)           Disagreement With Proposed Final Net Working Capital Amount. If the Owners' Representative disagrees with the calculation of the Proposed Final Net Working Capital Amount as set forth on the Proposed Final Net Working Capital Worksheet, Owners' Representative shall submit a notice of objection ("Notice of Objection") to Checkpoint in writing before the expiration of the Review Period. The Notice of Objection shall specifically identify any disputed items ("Disputed Items"). If the Owners' Representative does not submit a Notice of Objection to Checkpoint before the expiration of the Review Period, Checkpoint's calculation of Proposed Final Net Working Capital Amount shall be binding against the Owners and the Adjusted Purchase Price shall be adjusted further in accordance with Section 1.03(e). In such event, the Proposed Final Net Working Capital Worksheet provided by Checkpoint shall be deemed to be the "Final Net Working Capital Worksheet", and shall be attached to this Agreement as Schedule 1.03(d).

(A)           Good Faith Efforts to Resolve Disputed Items. During the thirty (30) day period following the delivery of a Notice of Objection, Owners' Representative and Checkpoint shall use good faith efforts to reach agreement on the Disputed Items in order to determine the "Final Net Working Capital Amount". In the event that Checkpoint and Owners' Representative are unable to reach an agreement on the Disputed Items and a binding Final Net Working Capital Amount at the conclusion of such period, the Disputed Items which have not been resolved by the parties shall be promptly referred to KPMG LLP ("Independent Accountant") who shall determine the Final Net Working Capital Amount after resolution of the remaining Disputed Items. In the event that the Independent Accountant shall resign or be unable to act, such Independent Accountant shall select a successor Independent Accountant within fifteen (15) days thereafter. The costs and expenses of the Independent Accountant, and the cost of the selection of a successor Independent Accountant, if applicable, shall be paid one-half by the Purchasers jointly and severally and one-half by the Owners jointly and severally.

(B)           Review by Independent Accountant. The Independent Accountant shall be directed to render a written report only on the Disputed Items within thirty (30) days following the referral of the Disputed Items to the Independent Accountant. The Independent Account shall act as an arbitrator and not as an auditor and shall decide only those issues relating to the Disputed Items which have not been resolved by the parties. The report shall be submitted to Checkpoint and to Owners' Representative. In reaching a decision on each unresolved Disputed Item, the Independent Accountant shall be expressly limited to the selection of either the Owners' or the Purchasers' position on such Disputed Item. Upon reaching a determination with respect to each of the unresolved Disputed Items, the Independent Accountant shall prepare a Final Net Working Capital Worksheet and shall calculate the Final Net Working Capital Amount based thereon, as amended by the determination of the unresolved Disputed Items by the Independent Accountant. The Final Net Working Capital Worksheet, as amended, shall be attached to this Agreement as Schedule 1.03(d). The calculation of the Final Net Working Capital Amount by the Independent Accountant shall be final and binding on the parties.

(e)           Adjustment to Purchase Price for Final Net Working Capital Amount. Within ten (10) days after the final determination of the Final Net Working Capital Amount in accordance with Section 1.03(d) the Adjusted Purchase Price shall be adjusted further as follows:

(i)           If the Closing Date Net Working Capital Amount is greater than the Final Net Working Capital Amount ("Final Working Capital Purchase Price Adjustment Due To Purchasers"), Owners shall pay Purchasers an amount equal to the Final Working Capital Purchase Price Adjustment Due To Purchasers. In the event Owners do not pay such deficiency to Purchaser within such ten (10) day period, interest at a rate equal to eight percent (8%) per annum shall accrue on the unpaid balance from the due date of such payment.

(ii)           If the Closing Date Net Working Capital Amount is less than the Final Net

Working Capital Amount ("Final Working Capital Purchase Price Adjustment Due To Owners"), Purchasers shall pay to Owners an amount equal to the Final Working Capital Purchase Price Adjustment Due To Owners. In the event Purchasers do not pay such deficiency to Owners within such ten (10) day period, interest at a rate equal to eight percent (8%) per annum shall accrue on the unpaid balance from the due date of such payment.

1.04           Escrow Agreement.

(a)           Escrow. Owners and Purchasers shall enter into an Escrow Agreement at the Closing in the form attached as Exhibit 1.04(a) ("Escrow Agreement").

(i)           Escrowed Funds. Out of the Closing Date Purchase Payment, Purchasers shall deposit in escrow with HSBC ("Escrow Agent"):

(A)           Seven Million Dollars  (US$7,000,000.00)(the "General Escrowed Funds"), in immediately available funds for the general obligations of the Owners set forth hereunder, for the obligations of the Seller Local Entities under the Local Purchase Agreements, and for any other purposes set forth in the Escrow Agreement; to be released upon each of: (I) the making of the Final Working Capital Purchase Price Adjustment in accordance with Section 1.03 (e); and (II) the expiration of the Escrow Term as defined in the Escrow Agreement (18 months following Closing); provided, however, that subject to the provisions of Section 1.06(b) hereof, the Escrowed Funds shall not be the limit of Owners' obligations hereunder or under the Local Purchase Agreements, and

(B)           Five Million Dollars (US$5,000,000) (the "Production Centre Funds" and, together with the General Escrowed Funds, the Escrowed Funds") in immediately available funds to be released upon the completion of the Wing Hung Production Centre transfer of assets, the receipt of all required local permits and licenses, and as such assets become fully operational at the production capacity to support the acquired Global Business.

(C)           With respect to those Purchased Assets that are intended to be transferred at Closing but cannot be accomplished in that timeframe or the accomplishment of certain actions or results as contemplated herein that must be obtained post-Closing ("Post-Closing Transfers/Actions"), the parties will work together to create a plan and timeline for completing/obtaining such Post-Closing Transfers/Actions and, if material to the Global Business, will agree on a commercially reasonable escrow amount to secure the performance of Owners required in connection therewith.

(ii)           Interest on the Escrowed Funds. The Escrowed Funds shall earn interest in accordance with the Escrow Agreement. Any interest earned on the Escrowed Funds not otherwise distributed in accordance with this Agreement and the Escrow Agreement shall be paid to Owners upon the expiration of the Escrow Term, except with respect to any portion of the Escrowed Funds that are payable to Purchasers pursuant to the terms of this Agreement and the Escrow Agreement, in which case interest on such portion of the Escrowed Funds shall be payable to the Purchasers.

(b)           Outstanding Amounts upon Expiration of the Escrow Term. Upon the expiration of the Escrow Term, any remaining amounts of the Escrowed Funds (plus the interest thereon) less any pending or outstanding claims against the Escrowed Funds timely made by Purchasers in accordance with the terms of this Agreement and the Escrow Agreement shall be distributed to Owners. Any amounts representing outstanding claims of Purchasers against the Escrowed Funds, shall remain in escrow until such time as such claims are finally determined and/or settled upon the mutual written agreement of Purchasers and Owners.

1.05           Contingent Additional Purchase Price Payments.

(a)           EBITDA Based Contingent Payment.

(i)           Defined Terms:

(A)           "EBITDA" - The EBITDA for the Global Business will be calculated in a manner consistent with Schedule 1.05(a)(i)(A).

(B)           "EBITDA Target" - US$9,650,000

(ii)           EBITDA Payment. In the event that the EBITDA for the calendar year ending December 31, 2010 as set forth in the financial statements for the Global Business ("2010 EBITDA") is within 2% or equals the EBITDA Target, Purchasers shall pay Owners US$6,250,000 ("EBITDA Payment").

(iii)           Adjusted EBITDA Payment. In the event that the 2010 EBITDA varies from the EBITDA Target, then Purchasers shall make a maximum payment of US$12,500,000 to Owners calculated in a manner set forth in the table below ("Adjusted EBITDA Payment"):

	% EBITDA ACHIEVED	EBITDA	EBITDA PAYMENT
	110%	10,615,000	12,500,000
MAXIMUM	108%	10,422,000	10,938,000
RANGE	106%	10,229,000	9,375,000
	104%	10,036,000	7,813,000

	102%	9,843,000	6,250,000
NEUTRAL	100%	9,650,000	6,250,000
	98%	9,457,000	6,250,000

	96%	9,264,000	4,688,000
MINIMUM	94%	9,071,000	3,125,000
RANGE	92%	8,878,000	1,563,000
	90%	8,685,000	0

(iv)           Within one hundred twenty (120) following the Closing Date, Checkpoint will prepare, at the expense of Checkpoint, an EBITDA adjustment statement based upon the financial statements for calendar year ending December31,2010(the "December2010Financials") ("EBITDA Adjustment Statement") which will set forth the 2010 EBITDA and a calculation of the Adjusted EBITDA Payment. Checkpoint shall provide Owners' Representative the EBITDA Adjustment Statement within thirty (30) days of receipt of the December 2010 Financials and it shall be subject to review and verification by the Owners' Representative. The Owners shall be deemed to have accepted as final the EBITDA Adjustment Statement unless, within thirty (30) days after the date of delivery of the EBITDA Adjustment Statement to the Owners' Representative, the Owners' Representative gives written notice of objection to Checkpoint to any item thereon, which objection shall specify in reasonable detail the basis for such objection, in which case Checkpoint and the Owners' Representative shall attempt in good faith to resolve such dispute as promptly as possible. If a final resolution thereof is not obtained within thirty (30) days after the date of delivery of the Owners' Representative's objections to Checkpoint the parties will engage the Independent Accountant to resolve any remaining differences concerning such calculations. The Independent Accountant's resolution shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne one-half by the Purchasers jointly and severally, and one-half by the Owners jointly and severally.

(v)           Purchasers shall pay Owners the Adjusted EBITDA Payment determined to be due to Owners not later than ten (10) business days after the determination thereof becomes final.

(vi)           Owners' right to receive the EBITDA Payment or the Adjusted EBITDA Payment, as the case may be in accordance with this Section 1.05(a), shall survive the Closing and the Closing Date and shall be enforceable from and after the Closing Date against Purchasers.

(vii)           The Owners represent and warrant that the Global Business has been operated in the calendar year 2010 in the ordinary course. From the date hereof to the Closing Date, the Owners covenant that they will operate the Global Business in the ordinary course without any extraordinary measures (including, without limitation, with respect to liabilities and debt, working capital, and reserve accounts) in anticipation of Closing, except as agreed upon by the parties in advance.

(b)           Business Migration Contingent Purchase Price. In consideration for the successful migration over the twenty-four (24) month period following Closing ("Migration Period") of revenue from the transfer of the STS Bangladesh Business (as defined below) to the designated Purchaser ("Migrated Bangladesh Revenue"), Purchasers agree to pay to the Owner designated by the Owners' Representative $6,250,000 as set forth below:

(i)           For purposes of this Section 1.05(b), the "STS Bangladesh Business" shall mean: business booked by the designated Purchaser to be sold to the corporate customers listed in Schedule 1.05(b) attached hereto.

(ii)           Within thirty (30) days after the complete providing of accreditation opportunities for all customer accreditations to the designated Purchaser and delivery of contact lists for all vendors/factories, historical records of products and pricing, and technical product specifications and pricing related to the STS Bangladesh Business Purchasers will pay Owners $1,875,000, and

(iii)           When the Purchasers have booked as revenue $5,000,000 of Migrated Bangladesh Revenue for any trailing twelve (12) month period within the Migration Period, Purchasers will pay Owners $2,187,500, and

(iv)           When the Purchasers have booked as revenue an additional $3,000,000 (for an aggregate of $8,000,000) of Migrated Bangladesh Revenue for any trailing twelve (12) month period within the Migration Period, Purchasers will pay Owners an additional $2,187,500.

(v)           Within sixty (60) days following the end of the Migration Period, Checkpoint shall provide the Owners' Representative a Migration Statement setting forth the Migrated Bangladesh Revenue and the associated payments earned pursuant to this Section 1.05(b) (collectively, the "Migration Payment"), and it shall be subject to review and verification by the Owners' Representative. The Owners shall be deemed to have accepted as final the Migration Statement unless, within thirty (30) days after the date of delivery of the Migration Statement to Owners' Representative, the Owners' Representative gives written notice of objection to Checkpoint, which objection shall specify in reasonable detail the basis for such objection, in which case Checkpoint and Owners' Representative shall attempt in good faith to resolve such dispute as promptly as possible. If a final resolution thereof is not obtained within thirty (30) days after the date of delivery of Owners' Representative's objection to Checkpoint the parties will engage the Independent Accountant, who shall resolve any remaining differences concerning such calculations. The Independent Accountant's resolution shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne one-half by the Purchasers jointly and severally, and one-half by the Owners jointly and severally.

(vi)           Purchasers shall pay Owners the Migration Payment determined to be due not later than ten (10) business days after the determination thereof becomes final.

(vii)	Owners right to receive the Migration Payment, as outlined above, shall survive the Closing and the Closing Date and shall be enforceable from and after the Closing Date against Purchaser.

(viii)
The Purchaser will use their commercially reasonable efforts to qualify for accreditation of the facility through obtaining GMI, ISO-14000, ISO-9001, SA8000, and FSC certification, passing key customers' audit, and providing full range of product type of printed paper tags, woven label, printed fabric label and heat transfer (collectively "Accreditation") within the eight (8) month period following Closing ("Accreditation Period").

(ix)           In the event that Purchaser does not achieve Accreditation within the Accreditation Period, then Purchaser will pay to Owner one-half of each of the payments due in Sections 1.05(b)(iii) and 1.05(b)(iv) within thirty (30) days following the end of the Accreditation Period ("Non-Accreditation Payments"). In the event Purchaser is required to make the Non-Accreditation Payments, the amounts due pursuant to Sections 1.05 (b)(iii) and 1.05(b)(iv) will be reduced to reflect such payments (i.e. halved).

1.06           Indemnification.

(a)           Owners' Indemnification. Owners jointly and severally agree to indemnify, defend and hold harmless Purchasers that are signatories to a Local Purchase Agreement ("Purchaser's Indemnitees") from and against any and all Losses (as defined in Section 1.06(e) below) imposed on, asserted against or incurred by Purchaser's Indemnitees which arise out of, in connection with, result from or are incident to any of the following:

(i)           any breach of any representation or warranty of an Owner made in this Agreement or in any Local Purchase Agreement or in any Schedule hereto or thereto or in any of the other ancillary documents to be executed and delivered to Purchasers by an Owner in connection with the acquisition of the Purchased Assets;

(ii)           Owners indemnification obligations pursuant to Section 2.07 hereof; and

(iii)           any breach or failure to perform any obligation, covenant or agreement of any Owner in this Agreement or in any Local Purchase Agreement or in any other ancillary documents to be executed and delivered to Purchasers by an Owner in connection with the acquisition of the Purchased Assets.

(b)           Limitations on Owners' Indemnification.

(i)           Basket; Cap. Except as otherwise provided in Subsections 1.06(b)(ii) and (iii), the indemnification obligations of Owners provided for in Section 1.06(a) shall:

(A)           not require Owners to indemnify Purchaser's Indemnitees for Losses incurred by Purchaser's Indemnitees under this Section 1.06until the aggregate amount of such Losses exceeds Five Hundred Thousand Dollars ($500,000.00) ("Owners' Basket"), in which event the aggregate amount of such Losses are deemed to be material and Purchaser's Indemnitees may claim indemnification for all of such Losses in excess of the Owners' Basket; and

(B)           not exceed in the aggregate Eight Million Dollars ($8,000,000.00) ("Cap");

(ii)           Exceptions to Owners' Basket. The Owners' Basket shall not apply to breaches of the following representations and warranties contained in the Local Purchase Agreements: Authority, Enforceability, Noncontravention, Title to Assets, Accounts Receivable, Inventory, Taxes, Environmental, and Benefit Plans. Notwithstanding anything to the contrary herein or in any Local Purchase Agreement, the Owners' Basket shall not apply to any non-performance or non-payment of. (a) any covenant of an Owner to make a payment as required hereunder, (b) any covenant in which an Owner willfully does not perform, and (c) any brokerage fees owed by an Owner.

(iii)           Exceptions to Cap. The Cap shall not apply to breaches of the following representations and warranties contained in the Local Purchase Agreements: Authority, Enforceability, Noncontravention, Title to Assets, Accounts Receivable, Inventory, Taxes, Environmental and Benefit Plans.

(iv)           Survival of Obligations. The obligations of the Owners pursuant to Sections 1.06(a) and 1.06(b) shall survive the Closing for the period set forth in Section 4.01(a) hereof.

(v)           Source of Indemnity Funds. With respect to Losses asserted by Purchaser's Indemnitees for which indemnification is required of Owners, Purchaser's Indemnitees shall first assert their right to payment against any insurance policy in effect at such time covering such Losses.

(c)           Purchaser's Indemnification. Purchasers that are signatories to a Local Purchase Agreement jointly and severally agree to indemnify, defend and hold harmless Owners from and against any and all Losses imposed on, asserted against or incurred by Owners which arise out of, in connection with, result from or are incident to any breach of any representation or warranty, Purchasers' indemnification obligation under Section 2.07 hereof, or failure to perform any obligation, covenant or agreement of Purchasers in this Agreement or in any Local Purchase Agreement or in any Schedule hereto or thereto or in any of the other ancillary documents to be executed and delivered to Owners by Purchasers in connection with the acquisition of the Purchased Assets.

(d)           Claim for Indemnification. Any party seeking indemnification under the provisions of this Agreement, within ninety (90) days of the time it discovers that it has a claim against another party ("Inter-Party Claim") or promptly upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it which relates to this Agreement ("Third-Party Claim"), shall give written notice of such claim, or the commencement of such action, to the party from whom indemnification will be sought hereunder.

(i)           Third-Party Claim. In the event of a Third-Party Claim, the Tendering Party shall tender the defense of such Third Party Claim to the Non-Tendering Party. The Non-Tendering Party shall, within ten (10) Business Days of the receipt thereof, inform the Tendering Party in writing that the Non-Tendering Party will either accept or reject the tender of the defense of such Third Party Claim as set forth below.

(A)           Accept the Tender of the Defense Without a Reservation of Rights. If the Non-Tendering Party agrees that the Third Party Claim is a Proper Claim, the Non-Tendering Party shall accept the tender of the defense without a reservation of rights. In such an event the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim and shall defend, indemnify and hold harmless the Tendering Party in accordance with this Section 1.06.

(B)           Accept the Tender of the Defense With a Reservation of Rights. If the Non-Tendering Party questions whether the Third Party Claim is a Proper Claim, the Non-Tendering Party may accept the tender of the defense with a reservation of rights. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration promptly in order to determine whether it is a Proper Claim. While the arbitration is pending, the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that such Third Party Claim is:

(i)           a Proper Claim, and the Third Party Claim is still pending, the Non-Tendering Party shall continue the defense of such Third Party Claim and shall defend, indemnify and hold harmless the Tendering Party in accordance with this Section 1.06;

(ii)           a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold harmless the Tendering Party in accordance with this Section 1.06;

(iii)           an Improper Claim, and the Third Party Claim is still pending, the Non-Tendering Party shall transfer the control of all aspects of the defense of such Third Party Claim immediately to the Tendering Party; (In such an event, the Tendering Party shall assume the control of all aspects of the defense of such Third Party Claim immediately and shall reimburse the Non-Tendering Party for all costs and expenses (including, but . not limited to, reasonable attorneys fees and related disbursements of such attorneys) incurred by the Non-Tendering Party in the defense of such Third Party Claim); or

(iv)           an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees and related disbursements of such attorneys) incurred by the Non-Tendering Party in the defense of such Third Party Claim, and shall reimburse the Non-Tendering Party for all amounts paid by the Non-Tendering Party for any judgments or settlements relating to such Third Party Claim, provided any negotiated settlement shall have been approved by the Tendering Party which approval shall not be unreasonably withheld, delayed or conditioned.

(C)           Reject the Tender of the Defense. If the Non-Tendering Party decides that the Third Party Claim is an Improper Claim, the Non-Tendering Party may reject the tender of the defense. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order determine whether it is a Proper Claim. While the arbitration is pending, the Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that such Third Party Claim is:

(i)           a Proper Claim, and the Third Party Claim is still pending, the Tendering Party shall transfer the control of all aspects of the defense of such Third Party Claim immediately to the Non-Tendering Party; (In such an event, the Non-Tendering Party shall assume the control of all aspects of the defense of such Third Party Claim immediately and shall reimburse the Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees and related disbursements of such attorneys) incurred by the Tendering Party in the defense of such Third Party Claim and shall defend, indemnify and hold harmless the Tendering Party in accordance with this Section 1.06);

(ii)           a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold harmless the Tendering Party in accordance with this Section 1.06;

(iii)           an Improper Claim, and the Third Party Claim is still pending, the Tendering Party shall continue to control all aspects of the defense of such Third Party Claim; or

(iv)           an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall bear all losses incurred by the Tendering Party relating to such Third Party Claim.

For purposes of this Section 1.06(a), if upon receipt of notice of a Third Party Claim the Non-Tendering Party fails to timely give notice of its intention to accept the tender of defense (either with or without a reservation of rights), then the Non-Tendering Party shall be considered as having rejected the defense of the Third Party Claim and the procedures under this Section 1.06(d)(i)(C) shall be followed.

(ii)           Inter-Party Claim. In the event of an Inter-Party Claim, the Indemnifying Party shall, within thirty days of the receipt of the claim for indemnification, send written notice to the Indemnified Party indicating whether the claim is disputed. If the claim is disputed, the Indemnifying Party shall submit the matter to arbitration in order to determine if it is a Proper Claim and, if it is a Proper Claim, to determine the amount of such claim. To the extent that the arbitrator(s) or applicable court rules that a Inter-Party Claim is a Proper Claim and/or to the extent that a Inter-Party Claim is not disputed, the Indemnifying Party shall promptly indemnify the Indemnified Party in accordance with this Section 1.06 and the Indemnified Party shall be entitled to set-off against any amounts owed to the Indemnifying Party.

(e)           Definition of "Loss." As used in this Section 1.06, the term "Loss" or "Losses" means the amount of any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorneys' fees and disbursements of counsel), fines, penalties, judgments and amounts paid in settlement incurred or sustained by a party entitled to indemnification hereunder (provided such settlement is permitted or authorized under the other terms of this Section 1.06).

(f)
Exclusive Remedy. The remedies for indemnification provided for in this Section 1.06 shall be the exclusive remedy of the parties hereto and their respective successors or assigns in respect of any claims for breach of this Agreement or any related agreement and shall be exclusive of any remedy conferred by law or equity upon any party thereto; provided, however, that this Section 1.06 shall not apply to Losses resulting from fraud.

ARTICLE II

COVENANTS

2.01           Payment of Transaction Expenses. Except as otherwise provided in this Agreement, Purchasers and Owners will each bear their own respective costs and expenses, including, without limitation, legal counsel and accountants' fees and expenses, in connection with the preparation and negotiation of this Agreement and the transactions contemplated by this Agreement and the Local Purchase Agreements.

2.02           Payment of Brokers. Each of the parties hereto covenants and agrees to pay all fees, commissions, costs and expenses relating to such party's use of any broker, finder, financial adviser, agent or other person in connection with this Agreement or any Local Purchase Agreement, or the transactions contemplated by this Agreement or any Local Purchase Agreement.

2.03           Employees.

(a)          Except for the employees of a Seller Local Entity who shall remain employees of such Seller Local Entity (the "Retained Employees") as set forth on a Schedule to each Local Purchase Agreement, as of Closing, Purchasers shall offer at-will employment to all persons who are employees of the Global Business at such time (the "Continuing Employees"). Each Owner shall attach a list of all Continuing Employees, their rate of compensation, job title and exempt/non-exempt status. It is Purchasers' present intention to retain the employment of those individuals listed on Schedule 2.03(a).

(b)           Purchasers will evaluate all of each Owners' bonus and other compensation plans generally applicable to the Continuing Employees as of the date of this Agreement and from and after the Closing Date, Purchasers shall provide bonus and/or other compensation plans substantially similar to those provided to other similarly situated employees employed by Purchasers. On or prior to Closing, Owners shall pay all bonus or other amounts (other than severance) due employees of each Seller Local Entity as of the date of Closing or in the alternative, Owners may accrue such payments due as part of the Final Net Working Capital Amount with a corresponding reduction of the applicable Local Purchase Agreement purchase price. Additionally, Owners shall pay all severance amounts due employees of each Seller Local Entity triggered by the transactions consummated at Closing prior to Closing or, in the alternative, Owners may accrue such severance payments due as part of the Final Net Working Capital Amount. Purchasers jointly and severally agree to pay all bonus, severance or other amounts accrued as part of the Final Net Working Capital Amount to the applicable employees at the end of the applicable bonus period or otherwise when due in accordance with historical practices of the Global Business.

(c)           Except for wages, bonuses, vacation pay and sick pay assumed pursuant to thisAgreement, or as expressly contemplated by this Agreement, Purchaser shall assume no liability for any agreements, arrangements, Plans, commitments, policies or understandings of any kind relating to employment, compensation or benefits for the present or former employees of the Global Business for all employment prior to the Closing Date. The parties agree that no employee shall be entitled to any third party beneficiary status by virtue of this Section 2.03(c). Nothing in this Agreement shall obligate Purchaser to employ a Continuing Employee for any specified of minimum period of time, and nothing in this Agreement shall constitute a limitation on the right of Purchaser to terminate any Continuing Employee at will, subject to any applicable Laws and other legal requirements.

(d)           Purchasers and the applicable Owner shall mutually agree on the timing and content of any notification or discussions with such Owners' Employees or any other parties and/or representatives of the Employees with respect to the transactions contemplated by this Agreement.

2.04           Public Announcements. Except as otherwise required under any applicable Laws, stock exchange authority or securities regulations, none of the parties to this Agreement shall make any public announcement relating to the transactions contemplated by this Agreement, without the prior written consent of the other party which consent shall not be unreasonably withheld.

2.05           Confidentiality. Following Closing, except for disclosure to their or its accountants, attorneys and other such professional representatives and as otherwise required by law, Owners shall keep confidential and shall not disclose to any person, corporation, firm or entity, any confidential, proprietary and/or financial information (including the Financial Statements) concerning any Owner, or the economic terms of this Agreement.

2.06           Additional Insured Status. Owners shall cause Checkpoint (and any other Affiliates of Checkpoint as designated in writing to Owners' Representative by Checkpoint) to be an additional insured under all commercial liability policies of Owners covering or related to the operation of such Owner prior to Closing. At Closing, Owners' Representative shall deliver to Purchasers a certificate of insurance or other evidence showing the applicable Purchasers as an additional insured in a form reasonably satisfactory to Checkpoint and at Checkpoint's cost to the extent of any additional premium required.

2.07           Creditors/Bulk Sales and Similar Laws. The parties hereto waive compliance with the provisions of all bulk sales laws including, without limitation, the bulk transfer provisions of the Uniform Commercial Code (or equivalent thereof, if applicable) of any country, state or territory or any similar statute, if and to the extent applicable to the transactions contemplated by this Agreement or a Local Purchase Agreement. Owners agree to indemnify, defend and hold harmless Purchasers in accordance with Section 1.06 of this Agreement from all Losses which Purchaser's Indemnities may suffer or incur by virtue of Owners' failure to pay the amounts that constitute Excluded Liabilities under the Local Purchase Agreements. Purchasers agree to indemnify, defend and hold harmless Owners in accordance with Section 1.06 of this Agreement from all Losses which any Owner may suffer or incur by virtue of Purchasers' failure to pay or perform any Assumed Obligations.

2.08           Post-Closing Financial Statement Deliveries by Owners.Within thirty (30) days following the Closing Date, Owners, at Purchaser's sole expense, will cause the delivery to Purchaser of the following:

(a)           un-audited statements of income and statements of cash flows for all of the components of the Global Business for the year ended December 31, 2010 for the entities listed on Schedule 2.08(a) (i.e. every Seller Local Entity and Acquired Entity other than the Wing Hung selling entities); and

(b)           an un-audited balance sheet for each Seller Local Entity and Acquired Entity as at December 31, 2010 for the entities listed on Schedule 2.08(a) (i.e. every Seller Local Entity and Acquired Entity other than the Wing Hung selling entities).

ARTICLE III

CONDITIONS PRECEDENT/DELIVERIES AT CLOSING

3.01           Conditions Precedent/Deliveries by Owners at Closing. All of the obligations of Purchasers under this Agreement are subject to the fulfillment prior to or at Closing of each of the following conditions (and as to agreements listed below, Owners agree to execute, or cause the execution of, such agreements in the form agreed upon by the parties), any one or more of which may be waived in writing by Purchasers:

(a)           Each Owner shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to Closing;

(b)           Each Seller Local Entity shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to Closing;

(c)           Purchasers shall have been provided access to Owners' personnel and records in order for Purchasers to complete its due diligence to its satisfaction;
(d)          No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement, or which would interfere with the use of the Purchased Assets or the operation of the Global Business;

(e)           Evidence that all consents necessary in connection with this transaction have been obtained (which shall consist of the original copies of all consents required to be obtained in writing and a certificate from Owners stating that all other consents have been obtained);

(f)           John Lau and Howard Kurdin shall have entered into Non-Competition Agreements, a form of which is attached hereto as Exhibit 3.01(f);

(g)           Employment and Noncompetition Agreements shall have been entered into by a Purchaser and the following employees, in substantially the form mutually acceptable to the Purchaser: Howard Kurdin and other key employees identified by Purchaser;

(h)           Owners shall have executed and delivered the Escrow Agreement, executed by Owners;

(i)           Each Owner, as applicable, shall have executed and delivered the Transition Services Agreement ("Transition Services Agreement");

(g)           John Lau shall have executed and delivered the Consulting Agreement for fixed amount of US$1, 225,000 ("Consulting Agreement");

(k)           Each Owner shall have delivered to Purchasers unanimous written resolutions of its board of directors and stockholders approving this Agreement and the transactions contemplated thereby, or alternatively, an officer's certificate evidencing approval of such resolutions at a meeting or meetings;

(l)           Receipt of an opinion of Owners' counsel for the jurisdictions requested by Purchasers in a form reasonably acceptable to Purchasers;

(m)           Each Owners' deeds (if applicable) and bill of sale, in form reasonably acceptable to Purchasers, conveying the Purchased Assets;

(n)           Each Owners' assignment of all of its right, title and interest in and to the Assumed Liabilities in form acceptable to Purchaser;

(o)           All payoff letters relating to UCC-3 release and termination statements related to Owners' secured creditors (or filed on their behalf) which will, when filed with the appropriate filing offices, release all liens and encumbrances against the Purchased Assets, except Permitted Liens;

(p)           A bring down certificate of each Owners' representations and warranties and covenants in a form acceptable to Purchasers;

(q)           Each Owner shall have simultaneously executed all applicable Purchase Agreements and otherwise taken all actions to close all transactions associated therewith, unless the parties have agreed otherwise in writing;

(r)           Each Purchaser's board of directors shall have adopted resolutions approving this Agreement, the. Local Purchase Agreements and all transactions set forth herein and therein;

(s)           Current instructions to banks are cancelled and replaced with new instructions pursuant to Purchaser's requests;

(t)           Statements of the balance standing to the credit/debit of all accounts of each Local Entity certified to be correct by the relevant banks seven days preceding the Closing Date with the relevant notices and consents completed by Closing;

(u)           Evidence of termination/release of any relationship between Owners/Local Entities and Bangladesh joint venture; and

(v)           Such other instruments and documents as Purchasers may reasonably request.

3.02           Conditions Precedent/Deliveries by Purchasers at Closing. All of the obligations of Owners under this Agreement are subject to the fulfillment prior to or at Closing of each of the following conditions (and as to agreements listed below, Purchasers agree to execute such agreements in the form agreed upon by the parties), any one or more of which may be waived in writing by Owners' Representative:

(a)           Wire transfers, in immediately available funds, in the amounts described in Section 1.02(a) hereof;

(b)           Each Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and under each Local Purchase Agreement to be performed or complied with prior to Closing;

(c)           No federal, state or local governmental unit, agency, body or authority with competent jurisdiction over the subject matter shall have given official written notice of its intention to institute proceedings to prohibit the transactions contemplated by this Agreement;

(d)           Purchasers shall have delivered the Escrow Agreement, executed by Purchasers;

(e)           Purchasers shall have delivered the Employment and Noncompetition Agreements, executed by the appropriate Purchasers.

(f)           Purchasers shall have delivered the Consulting Agreement for fixed amount of US$1, 225,000, executed by the appropriate Purchaser;

(g)           Purchasers shall have delivered the Transition Services Agreement, executed by Purchasers;

(h)           Purchasers shall have delivered to Owners unanimous written resolutions of each of its board of directors approving this Agreement and the transactions contemplated thereby, or alternatively, an officer's certificate evidencing approval of such resolutions at a meeting or meetings;

(i)           Purchasers' assumption of the Assumed Obligations in form acceptable to Owners, and Purchasers' pay off of Local Entity Debt;

(l)           A bring down certificate of each Purchaser's representations and warranties and covenants in a form acceptable to Owners;

(k)           Each Purchaser shall have simultaneously executed all applicable Purchase Agreements to which it is a party and otherwise taken all actions to close all transactions associated therewith, unless the parties have agreed otherwise in writing:

(1)           Each Owner that is an entity shall have had its board of directors (or equivalent governing body/equity holder(s)) adopt resolutions approving this Agreement, the Local Purchase Agreements and all transactions set forth herein and therein; and

(m)           Such other instruments and documents as Owners may reasonably request.

ARTICLE IV

SURVIVAL/DISPUTE RESOLUTION

4.01           Survival of Representations and Warranties.

(a)           Owners' Representations and Warranties. The representations and warranties of the Owners contained herein and in the Local Purchase Agreements shall survive the Closing (as defined herein and therein, as applicable), and such representations and warranties shall expire eighteen (18) months after the Closing Date ("Survival Period"). Notwithstanding the foregoing, the representations and warranties of the Owners contained in the Local Purchase Agreements with respect to (i) Taxes and (ii) Environmental shall survive for the applicable statutes of limitation. In no event shall Owners' indemnification obligations for breaches of any representations and warranties with respect to Authority, Enforceability, Noncontravention; and Title to Assets shall expire due to the passage of time but rather shall forever remain in effect.

(b)           Notice of Claim. In the event that Purchaser provides Owners timely notice as provided in Section 1.06(d) and within the Survival Period, the obligations of the Owners under Section 1.06 shall survive until the claim is finally resolved.

(c)           No Expiration of Covenants. Except where limited by a specific restriction on duration set forth herein, the obligations of Owners to perform their respective covenants hereunder shall expire when each such covenant is performed.

ARTICLE V

MISCELLANEOUS

5.01           Notices. Any notices, requests, claims, demands, instructions and other communications required or permitted to be given hereunder to any party shall be in writing and shall be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or by registered or certified mail, return receipt requested, to the following addresses (or at such other address or number as is given in writing by such party in accordance with this Section 5.01).

If to Owners:                                           John Lau

Wing Hung Group

Flat A, 6/F., Kin Ho Industrial Building

 Block 1, 14-24 Au Pui Wan St., Fo Tan

N.T., Hong Kong

Howard Kurdin

8170 Washington Village Drive Dayton, OH 45458

With a copy to:                                           Jonas Gruenberg
Coolidge Wall Co., LPA Suite 600
33 West First Street
Dayton, OH 45402

If to Purchaser:                                           Stephen Davidson

Leat House

Overbridge Square

Newbury, Berkshire RG14 5UX United Kingdom

with a copy to:                                           John R. Van Zile

SVP & General Counsel

Checkpoint Systems Inc.

One Commerce Square

2005 Market Street, Suite 2410 Philadelphia, PA. 19103

Any such notice, communication or delivery shall be deemed given or made (i) on the date of delivery, if delivered in person; (ii) on the first Business Day following delivery to a national overnight service; (iii) on the third Business Day following delivery to an international overnight service or (iv) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

5.02	Amendments. This Agreement may be amended and/or modified, only in a written document signed by Purchasers and Owners that specifically states that it is an amendment to this Agreement.

5.03	Duplicates, Originals Counterparts. This Agreement may be executed in one or more counterparts and/or with one or more signature pages, all of which shall be deemed to be one and the same Agreement.

5.04
Non-Assignability. Except as set forth in the preamble of this Agreement, none of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other parties.

5.05	Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

5.06           Governing Law/Arbitration.

(a)            This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, United States of America, exclusive of any conflicts of laws principles.

(b)           All Actions arising out of or relating to this Agreement shall be heard and determined exclusively pursuant to Sections 5.06(c) or 5.06(d), at the option of the party instituting the controversy or claim.

(c)           Any controversy, dispute, claim or question arising out of or relating to this Agreement, including without limitation its interpretation, performance or non-performance by any party, or any breach thereof (hereinafter, collectively, ("Controversy") shall be referred to and resolved exclusively by three arbitrators through private, confidential arbitration conducted in Philadelphia, PA. Such arbitrators shall be disinterested, neutral individuals who have experience and qualifications in the subject matter of the Controversy. One arbitrator shall be chosen by each party to the arbitration and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after receipt of written notice from the other party requesting it to do so, the requesting party may choose a total of two arbitrators who shall choose the third. If the arbitrators fail to select the third arbitrator within ten (10) days after both have been named, the party plaintiff shall notify the American Arbitration Association (AAA) who shall appoint the third arbitrator. The AAA shall select an arbitrator who is disinterested, neutral and who has experience and qualifications in the subject matter of the Controversy. Each party to the arbitration shall bear the expense of its own arbitrator and shall jointly and equally bear the cost of the third arbitrator. In the event of the death, disability or incapacity of any arbitrator, a replacement shall be named pursuant to the process, which resulted in the selection of the arbitrator to be replaced. The majority decision of the panel shall be final and binding upon the parties to this Agreement. Judgment may be entered upon the award of the arbitrators in any court of competent jurisdiction. Except as otherwise specifically provided in this Article, the arbitration of any Controversy shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(d)           Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, may be initiated, maintained and finally determined by binding arbitration under the auspices of the Hong Kong International Arbitration Center (the "HKIAC") and the site of the arbitration shall be in Hong Kong. The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, each opposing party to a dispute shall be entitled to appoint one arbitrator and the third shall be jointly appointed by the disputing parties or, failing such agreement within such 300 day period, the HKIAC shall appoint the third arbitrator. The arbitration proceeding shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

5.07           Remedies. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

5.08           Construction. The parties have participated jointly in the negotiation and drafting of this

Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if the Agreement was drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

5.09           Severability. In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

5.10           Entire Agreement. This Agreement, including all Exhibits and the Schedules which are hereby incorporated into this Agreement and made a part hereof, constitutes the entire integrated understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. The parties agree that any Exhibit or Schedule not agreed to and attached hereto at execution as indicated by the initials of the parties hereto shall be agreed upon by the parties and attached hereto prior to Closing. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein and Purchaser has not relied on any representations, warranties, undertakings or agreements not set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PURCHASER:

Checkpoint Systems, Inc.

By:   /s/ Steven Davidson_______________

OWNERS:

/s/ Lau Shun Keung aka John Lau

Lau Shun Keung aka John Lau, individually

/s/ Yeung Mei Kuen___________________
Yeung Mei Kuen, individually

/s Lau Shun Man______________________

Lau Shun Man, individually

/s/ Lau Shun Wah______________________

Lau Shun, Wah, individually

/s/ Howard J. Kurdih ___________________
Howard J. Kurdih, individually

/s/ Lau Wing Ting aka Shirley Lau________
Lau Wing Ting aka Shirley Lau, individually

SHORE TO SHORE, INC. (“STS INC.”)

By:  /s/Howard J. Kurdih
Howard J. Kurdih, individually

SHANGHAI WH PRINTING CO. LTD..

By:

WING HUNG (DONGGUAN) PRINTING CO.,

LTD.

By:

WING HUNG PRINTING CO., LTD.

By:  /s/ Lau Shun Keung

Lau Shun Keung aka John Lau, individually

ADAPT IDENTIFICATION (CHINA) GARMENT ACCESSORIES TRADING CO., LTD.

By:

SCHEDULES

to be listed

APPENDIX I

Defined Terms

Each of the following terms as used in the Agreement is defined in the Section set forth opposite such term or as otherwise described or defined; provided, however, not every defined term included in the Agreement is listed below.

"Acquired Equity" shall have the meaning set forth in Section 1.01 (b)(iii).

"Adjusted EBITDA Payment" shall have the meaning set forth in Section 1.05(a)(iii) of this Agreement.

"Adjusted Purchase Price" shall have the meaning set forth in Section 1.02(a) of this Agreement.

"Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

"Agency Commitment" means a distribution, dealer or sales agency agreement, arrangement or commitment.

"Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Assumed Contracts" shall have the meaning set forth in Section 1.01(b)(v)(A)(ii) of this Agreement.

"Assumed Liabilities" shall have the meaning set forth in Section 1.01(b)(v)(A)(i) of this Agreement.

"Assumed Obligations" shall have the meaning set forth in Section 1.01(b)(v)(A) of this Agreement.

"Business Day(s)" shall mean any day other than: (a) Saturday or Sunday; or (b) any other day on which banks in the State of Pennsylvania, U.S.A. are permitted or required to be closed.

"Buyer Local Entity" shall have the meaning set forth in Section 1.01(a) of this Agreement.

"Cap" shall have the meaning set forth in Section 1.06(b)(i)(B) of this Agreement.

"Checkpoint" shall have the meaning set forth in the introductory paragraph to this Agreement.

"Claim(s)" shall mean any suit, claim, action, arbitration, proceeding or investigation, notice of potential responsibility or violation, demand letters, requests for information, actions, litigation, proceedings or investigations (including, without limitation, any of such which have been initiated by private parties), pending or threatened, from third party, administrative, governmental or judicial entity.

"Closing" shall mean the time of the closing of the transactions contemplated by this Agreement and the Local Purchase Agreements.

"Closing Date" means the date on which Closing occurs, which shall occur on or before February 28, 2011.

"Closing Date Balance Sheet" shall have the meaning set forth in Section 1.03(c) of this Agreement.

"Closing Date Purchase Payment" shall have the meaning set forth in Section 1.02(a) of this Agreement.

"Closing Date Net Working Capital Adjustment" shall have the meaning set forth in Section 1.03(b)(iii) of this Agreement.

"Code" means Section 401(a) of the Internal Revenue Code of 1986, as amended and in effect from time to time.

"Contingent Additional Purchase Price Payments" shall have the meaning set forth in Section 1.02(a).

"Continuing Employees" shall have the meaning set forth in Section 2.03(a).

"Consulting Agreement" shall have the meaning set forth in Section 3.01(j) of this Agreement.

"Contracts" shall mean contracts and purchase orders, including without limitation, maintenance and service agreements, purchase commitments for raw materials, goods and other services, advertising and promotional agreements, licenses, leases, instruments, employment agreements.

"Disputed Item(s)" means the constituent part of any line item on the Proposed Final Net Working Capital Worksheet that Owners disagree with and provides an explanation of the reason for disagreement with each of such constituent parts.

"EBITDA" shall have the meaning set forth in Section 1.05(a)(i)(A) of this Agreement.

"EBITDA Adjustment Statement" shall have the meaning set forth in Section 1.05(a)(iv) of this Agreement.

"EBIDTA Payment" shall have the meaning set forth in Section 1.05(a)(ii) of this Agreement.

"EBITDA Target" shall have the meaning set forth in Section 1.05(a)(i)(B) of this Agreement.

"Employee(s)" means the persons employed by any Owner or, when used in connection with the Seller Local Entities, the persons employed by the Seller Local Entities.

"Environmental Laws" means any and all Laws in effect at the relevant times to which Owners or its predecessors is or may be subject in relation to the assets and/or operations of Owners in any jurisdiction with regard to the pollution or protection of the natural environment or harm to or the protection of human health. Environmental Laws shall include, without limitation, and to the extent governed by the Laws of the United States of America, each of the following: (A) the Federal Comprehensive Environmental Response Compensation and Liability Act; (B) the Superfund Amendments and Reauthorization Act; (C) the Federal Water Pollution Control Act; (D) the Federal Clean Air Act; (E) the Federal Resource Conservation and Recovery Act; (F) the Hazardous and Solid Waste Amendments to RCRA; (G) the Federal Solid Waste Disposal Act; (H) the Federal Toxic Substances Control Act; (I) the Federal Insecticide, Fungicide and Rodenticide Act; and (J) any and all Laws relating to public and workers' health and safety, including without limitation the Occupational Safety and Health Act of 1970, as amended, emissions, regulation of chemical substances or products, emissions, discharges or releases of any Hazardous Substances or Hazardous Wastes into the natural environment or otherwise relating to the manufacture, processing, use, treatment, storage and warehousing, distribution, sale, import or export, disposal, transport or handling of Hazardous Substances or Hazardous Wastes. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" shall have the meaning set forth in Section 1.04(a)(i) of this Agreement.

"Escrow Agreement" shall have the meaning set forth in Section 1.04(a) of this Agreement.

"Escrow Term" shall mean the period extending eighteen (18) months from the Closing Date.

"Escrowed Funds" shall have the meaning set forth in Section 1.04(a)(i)(B) of this Agreement.

"Estimated Closing Date Balance Sheet" shall have the meaning as set forth in Section 1.03(b) of this Agreement.

"Estimated Closing Date Net Working Capital Amount" shall have the meaning set forth in Section 1.03(b) of this Agreement.

"Estimated Closing Date Net Working Capital Worksheet" shall have the meaning set forth in Section 1.03(b) of this Agreement.

"Excluded Assets" shall have the meaning set forth in Section 1.01(b)(iv)(E) of this Agreement.

"Excluded Liabilities" shall have the meaning set forth in Section 1.01(b)(v)(B) of this Agreement.

"Final Net Working Capital Amount" shall have the meaning set forth in Section 1.03(d)(ii)(A) of this Agreement.

"Final Net Working Capital Worksheet" shall have the meaning set forth in Section 1.03(d)(i) of this Agreement.

"Final Working Capital Purchase Price Adjustment Due to Purchasers" shall have the meaning set forth in Section 1.03(e)(i) of this Agreement.

"Final Working Capital Purchase Price Adjustment Due to Owners" shall have the meaning set forth in Section 1.03(e)(ii) of this Agreement.

"Financial Statements" means the Financial Statements of Owners as and for the periods December 31, 2008 and December 31, 2009 and Interim Financial Statements, individually and collectively.

"GAAP" means generally accepted accounting principles in the United States of America, as established from time to time by the Financial Accounting Standards Board.

"General Escrowed Funds" shall have the meaning set forth in Section 1.04(a)(i)(A) of this Agreement.

"Global Business" shall have the meaning set forth in the first "Whereas" clause of this Agreement.

"Global Business Exclusions" shall have the meaning set forth in the second "Whereas" clause and Section 1.0 1 (b)(iv)(E) of this Agreement.

"Governmental Authority or Governmental Authorities" shall mean any federal, state or local or foreign government, any political subdivision or municipal corporation thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

"Hazardous Substances" and "Hazardous Wastes" means any and all pollutants, minerals, metals, materials, contaminants, chemicals or industrial substances, radioactive substances, dangerous or toxic substances, hazardous materials, hazardous substances or hazardous wastes as such terms are defined pursuant to or within the Environmental Laws.

"Independent Accountant" shall have the meaning set forth in Section 1.03(d)(ii)(A) of this Agreement.

"Improper Claim" means a claim for which indemnification is not provided for pursuant to the terms of this Agreement.

"Indemnified Party" means, in the event of an Inter-Party Claim, the party seeking indemnification.

"Indemnifying Party" means, in the event of an Inter-Party Claim, the party from whom indemnification is sought.

"Interim Financial Statements" means the balance sheet and statement of income for the Owners, unconsolidated and estimated for the Dongguan production center and Shanghai Adapt Ltd. for the twelve (12) month period ending December 31, 2010.

“Inter-Party Claim" shall have the meaning set forth in Section 1.06(d) of this Agreement.

"IRS" means the Internal Revenue Service.

"Knowledge" shall mean (i) when used in connection with Owners, the actual knowledge of John Lau or Howard Kurdin and those individuals listed on Schedule A-1 and the knowledge that such individuals should have had if they had performed their normal duties on behalf of Owners in a reasonably prudent manner; and (ii) when used in connection with Purchasers, the actual knowledge of the executive officers of Purchasers and the knowledge that such individuals should have had if they had performed their normal duties on behalf of the Purchasers in a reasonably prudent manner.

"Law(s)" means all federal, state, local and foreign statutes, ordinances, Regulations, rules,

codes, executive orders, decrees, writs, judgments, injunctions.

"Leases" means all leases entered into by Owners that currently exist for the lease of any real property by Owners.

"Leased Real Property" means all real property leased by Owners, whether as landlord or tenant.

"Liens" means any and all pledges, mortgages, liens, charges, encumbrances, security interests, options, conditional sales and/or other types of title retention arrangements, claims, restrictions, leases, options, rights of first offer or first refusal, confidentiality or secrecy agreements, noncompetition agreements, defects in title and other encumbrances or rights of others whether perfected or otherwise.

"Local Purchase Agreements" shall have the meaning set forth in the second "Whereas" clause of this Agreement.

"Local Entity Debt" shall mean (i) interest bearing debt including inter alia Seller Local Entity or Acquired Entity bank debt, bank loans, and lines of credit, (ii) any transfer, excise, sales or other similar taxes triggered by the transactions contemplated hereunder, (iii) any unfunded obligations under any defined benefit pension plans, and (iv) interest accrued and unpaid as of the Closing Date, if any, with respect to items (i) through (iii) above.

"Loss" or "Losses" shall have the meaning set forth in Section 1.06(e) of this Agreement.

"Material Adverse Effect" means an occurrence, change, event or circumstance that has, or may reasonably likely have a material adverse effect on the business, assets, financial condition, results of operations or cash flows of Owners taken as a whole, other than as a result of changes generally adversely affecting the economic environment in which the Owners and their Subsidiaries do business, or changes as a result of the execution by Owners of this Agreement or any related agreements and completion of the transactions.

"Material Contract" means Contracts of Owners which:

(a)           with respect to customers thereof, guarantees any obligations of, or lends money to, such customers;

(b)           provides for non-cancelable future payments by Owners thereunder of more than One Hundred Thousand Dollars ($100,000) per year;

(c)           is a commitment for capital expenditures of more than Twenty-Five Thousand Dollars ($25,000);

(d)           is an Agency Commitment;

(e)           is a guarantee of third party obligations;

(f)           is a commitment for the sale of any material assets, except as made in the ordinary course of the Global Business consistent with past practice;

(g)           restricts the kinds of businesses or activities in which Owners may engage or the geographical area in which Owners may conduct business;

(h)           is an indenture, mortgage, loan agreement or other commitment for the borrowing of money or a line of credit;

(i)           is a license (whether as licensor or licensee) or similar agreement permitting the use of any Proprietary Rights;

(j)           is a broker or finder's agreement;

(k)           constitute a Joint Venture;

(1)           is a stock purchase agreement, asset purchase agreement or other acquisition or divestiture agreement for a third-party business acquisition for which the subject transaction remains to be completed pursuant to which any Owner has continuing material obligations or rights; or

(m) is an employment or consulting agreement with any current or former Employee or consultant of any Owner pursuant to which any Owner has continuing material obligations or rights.

"Migrated Bangladesh Revenue" shall have the meaning set forth in Section 1.05(b) of this Agreement.

"Migration Payment" shall have the meaning set forth in Section 1.05(b)(v) of this Agreement. "Migration Period" shall have the meaning set forth in Section 1.05(b) of this Agreement.

"Net Working Capital" shall have the meaning set forth in Section 1.03 (a)(ii) of this Agreement.

"Non-Tendering Party" means, in the event of a Third-Party Claim, the party from whom indemnification is sought.

"Notice of Objection" shall have the meaning set forth in Section 1.03(d)(ii) of this Agreement.

"Order(s)" shall mean any order, judgment, award, writ, injunction or other ruling of any court, administrative or Governmental Authority.

"Owned Real Property" shall mean the real property owned by any Owner or by any of the Subsidiaries, together with all buildings and other structures, facilities or improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the any Owner or any of the Subsidiaries attached thereto and all easements, licenses, rights and appurtenances related to the foregoing.

"Owners" shall have the meaning set forth in the introductory paragraph to this Agreement.

"Owners' Basket" shall have the meaning set forth in Section 1.06(b)(i)(A) of this Agreement.

"Permit(s)" means all material franchises, permits, licenses certificates, approvals and other authorizations from all persons and entities, including all Governmental Authorities.

"Permitted Liens" means (a) Liens for current taxes and assessments not yet due and payable, (b) Liens as reflected in title or other public records relating to the Owned Real Property, (c) Liens that would be disclosed by an accurate survey, (d) Liens arising or created by municipal and zoning ordinances, (e) Liens that do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto and (g) those Liens set forth in Schedule [].

"Post-Closing Transfers/Actions" shall have the meaning set forth in Section 1.04(a)(i)(C) of this Agreement.

"Prepayment Penalties" shall mean any prepayment penalties incurred as a result of the payment of Local Entity Debt at Closing.

"Production Centre Funds" shall have the meaning set forth in Section 1.04(a)(i)(B) of this Agreement.

"Proper Claim" means a claim for which indemnification is provided pursuant to the terms of this Agreement.

"Proposed Final Net Working Capital Amount" shall have the meaning set forth in Section 1.03(c) of this Agreement.

"Proposed Final Net Working Capital Worksheet" shall have the meaning set forth in Section 1.03(c) of this Agreement.

"Purchase Agreements" shall have the meaning set forth in the second "Whereas" clause of this Agreement.

"Purchase Price" shall have the meaning set forth in Section 1.02(a) of this Agreement.

"Purchased Assets" shall have the meaning set forth in Section 1.01(b)(i) of this Agreement.

"Purchasers" shall have the meaning set forth in the introductory paragraph to this Agreement.

"Purchasers' Indemnitees" means Purchasers, and their respective directors, officers, employees, subsidiaries, affiliates and their respective successors, assigns and heirs, as applicable.

"Real Property" means collectively the Owned Real Property and the Leased Real Property.

"Regulations" shall mean and include proposed, temporary and final regulations promulgated under the Code as of the Closing Date and corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

"Retained Employees" shall have the meaning set forth in Section 2.03(a).

"Review Period" shall have the meaning set forth in Section 1.03(d) of this Agreement.

"Seller Local Entity" shall have the meaning set forth in Section 1.01(a) of this Agreement.

"STS Bangladesh Business" shall have the meaning set forth in Section 1.05(b)(i) of this Agreement.

"STS Sri Lanka" means Shore to Shore (Private) Limited, a Sri Lanka private company.

"Subsidiaries" means (i) STS Sri Lanka, (ii) Shore to Shore Lacar, Limitada S.A., a Guatemala sociedad anonima, (iii) Shore to Shore Merchandise Identification Systems Private Ltd, an Indian private limited company and any other entities to be transferred to Checkpoint in order to transfer the Global Business as contemplated hereunder.

"Survival Period" shall have the meaning set forth in Section 4.01(a) of this Agreement.

"Target Net Working Capital Amount" shall have the meaning set forth in Section 1.03(a)(i) of this Agreement.

"Tax" and "Taxes" shall mean income taxes (whether federal, provincial, state, local or foreign or other taxes on or measured by income, gross receipts, profits or occupations), franchise taxes, excise taxes, employment taxes, unemployment taxes, payroll taxes, withheld taxes from Employee compensation, employer taxes, sales and use taxes, real property taxes, personal property taxes (including any liability for personal property taxes accruing, arising or in any way resulting from or determined with respect to or in any way relating to or referenced by any period prior to the date hereof), transfer taxes, ad valorem taxes, value added taxes, taxes levied on assets, per capita taxes, head taxes, and any other tax or taxes imposed, whether or not assessed, by any federal, provincial, state, municipal, local or other governmental agency, foreign or domestic, including assessments in the nature of taxes, as well as interest and penalties on any of the foregoing of Owners relating to a period ending on or prior to the date hereof.

"Tax Authority" means any federal, state, local or foreign government, any administrative agency, department, instrumentality, body or commission thereof empowered or authorized to enforce, interpret or administer any Tax.

"Tax Return(s)" means any return, report, declaration, document or election (including any schedules thereto) required or permitted to be provided to any Governmental Authority in any way resulting from or relating to any type of Tax.

"Tendering Party" means, in the event of a Third Party Claim, the party seeking indemnification.

"Third Party Claim" shall have the meaning set forth in Section 1.06(d) of this Agreement.

"Transition Services Agreement" shall have the meaning set forth in Section 3.01(i) of this Agreement.

EXHIBIT 1.01(e)(i)

General Representations and Warranties

1.01           Authority; Enforceability; Noncontravention.

(a)	Owners have the requisite corporate or company power, capacity and legal authority to execute, deliver and perform under this Agreement and the documents and agreements furnished hereunder.

(b)
The execution and delivery of this Agreement and the documents and agreements furnished or caused to be furnished hereunder by Owners, and the performance by Owners of the transactions contemplated herein have been duly authorized by all necessary action on the part of Owners (if such action is necessary as to any Owner because such Owner is an entity). No further action on the part of Owners is or will be necessary to make this Agreement and such other documents or agreements valid and binding on each of them and enforceable against each of them in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

(c)
Owners' execution, delivery and performance of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated herein and therein, do not and will not (as the case may be), with the passing of time or the giving of notice or both:

(i)
result in a violation or breach of any provision of or constitute a default under the Certificate of Incorporation or Bylaws (or the equivalent thereof) (as amended) of a Seller Local Entity or any other of its charter documents, or of any resolution of the stockholders or directors of a Seller Local Entity;

(ii)
except with respect to obligations which shall be satisfied at the Closing, and subject to the obtaining of any consents listed on Schedule 1.04 hereto, conflict with, violate or result in a breach, acceleration or termination of any provisions, or constitute a default, under any term or provision of any stockholders' agreement, indenture or other trust document, loan agreement, promissory note, credit agreement, security agreement, lease, license, deed of trust, order, arbitration award, contract, lien, instrument, other agreement, or to the Knowledge of Owners, any Law, in either case to which a Seller Local Entity is a party or by which a Seller Local Entity is otherwise subject or bound; and

(iii)
violate or conflict with any other restrictions of transfer of any kind or nature with respect to the Purchased Assets nor result in the creation of any lien other than Permitted Liens on any Purchased Assets.

1.02           Organization, Capital Structure and Standing of Owners.

(a)
Organization. The Owners in the forms of entities in the jurisdiction where formed, as listed on Schedule 1.02(a) are each duly organized, validly existing and in good standing (or if an LLC, as full force and effect) under the laws of the jurisdictions specified on Schedule 1.02 (a). Each Seller Local Entity has all requisite corporate (or company) power and authority to own, lease, hold and operate its assets and properties and to conduct its business as and where now owned, leased, held, operated and/or conducted, as the case may be, and to hold all Permits necessary or required therefore.

(b)
Qualification to Conduct Business. Each Seller Local Entity is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be qualified or registered would not have a Material Adverse Effect or can be cured solely by qualifying in such jurisdiction along with the associated filing fee. Schedule 1.02(b) sets forth a true and complete list of all jurisdictions (foreign and domestic) in which each Seller Local Entity is presently licensed or qualified to conduct business.

1.03           Charter and Bylaws. The copies of the Charter/Certificate of Incorporation/Articles of Incorporation and the Bylaws (or the equivalent thereof) of each Seller Local Entity, which have been provided to Purchasers are:

(a)           true and complete copies of such documents;

(b)           include all amendments thereto; and

(c)           are in full force and effect.

1.04           Consents and Approvals. Except as set forth on Schedule 1.04, no consent, approval or authorization of or except where the failure to obtain a consent, authorization or approval would not have a Material Adverse Effect on any third party with respect to any written Contract is required in connection with the execution and delivery by Owners of this Agreement and/or the consummation by Owners of the transactions contemplated hereby.

1.05           Books and Accounts. The books, records and accounts of Owners and their respective Subsidiaries maintained with respect to the Global Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Global Business. Neither Owners nor any Subsidiary has engaged in any transaction with respect to the Global Business, maintained any bank account or used any of its funds in the conduct of the Global Business except for transactions, bank accounts and funds which have been and are reflected in the books and records of Owners relating to the Global Business maintained on a basis consistent with past practices.

1.06           Financial Statements.

(a)           Financial Statements. Attached as Schedule 1.06(a)-l are copies of the audited but not consolidated balance sheets, statements of income, statements of cashflows and statements of shareholders' equity for the Owners for the years ended December 31, 2008 through December 31, 2009 except(collectively the "Annual Financial Statements"), and attached as Schedule1.06(a)-2are copies of unaudited balance sheet and statement of income for the Owners for theI] month period ending[],2010(the "Interim Financial Statem-ents" and, together with the Annual Financial Statements, sometimes collectively referred to herein as the "Financial Statements").[NOTE: revise as appropriate]

(b)           Exceptions to GAAP. Except as described on Schedule 1.06(b), or as disclosed in the Financial Statements, as of their respective dates, the December 31, 2009 Annual Financial Statement fairly present in all material respects, the financial position and results of operations of the Owners as of the dates and for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year end adjustments, none of which are expected to be material, and the absence of footnotes.

(c)           Backlog. Attached as Schedule1.06(c) are true and correct copies of the backlog/open order reports of the Global Business as of a date not more than one week prior to the date hereof.

1.07           Indebtedness Relating to Stockholders, Employees and Directors. Owners are not indebted to any of its stockholders, Employees or directors of Owners (or to members of their immediate families) in any amount whatsoever which will not be satisfied at Closing, other than for salaries incurred on behalf of Owners in the ordinary course of business and consistent with past practices. Except as set forth on Schedule 1.07 no stockholder, Employee or director of Owners (nor members of their immediate families) is indebted to Owners in any amount whatsoever which will not be satisfied at Closing.

1.08           Distributors, Sales Representatives and Agents. Attached hereto as Schedule 1.08 is a complete and accurate list of all distributors, third party sales representatives and sales agents, and business finders used by a Seller Local Entity, identifying the relevant entity with which such relationship exists. No applicable Seller Local Entity is in material breach of any such distribution, sales representative, sales agent or business finder agreements. Owners have not duplicated the award of exclusive rights to different persons or entities within the same territory.

1.09           Transactions with Related Parties. Except as set forth on Schedule 1.09 neither Owners nor any of their directors, officers or Employees, or any member of his or her immediate family, or any corporation, trust, partnership or other entity in which any of the foregoing has an interest (excluding an interest of less than 3% of a publicly-traded company), is or was during the past three (3) years, a party to any contract, agreement, understanding or business relationship of any nature with Owners or any Subsidiary.

1.10           No Undisclosed Liabilities. Owners and/or the Subsidiaries are not obligated for, nor are any of its assets or properties subject to, any liabilities, absolute or contingent, of the nature required to be reflected in, reserved for or otherwise disclosed in the Financial Statements except for current liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements or liabilities which will be satisfied by Owners at Closing.

1.11           Absence of Certain Changes or Events. Except as set forth on Schedule1.11, since September 30, 2010, the Global Business has been operated in the ordinary course of the Global Business consistent with past practices and no occurrences, changes, events or circumstances have occurred that would cause a Material Adverse Effect on the Global Business or the Purchased Assets which are not reflected on the unaudited financial statements provided to Purchasers. Specifically, and without limitation as to the generality of the foregoing, since September 30, 2010 neither Owners or, as applicable, a Subsidiary has not:

(a)           incurred any liabilities or obligations in excess of One Hundred Thousand Dollars ($100,000.00) except liabilities or obligations incurred in the usual and ordinary course of the Global Business consistent with past practices;

(b)           sold, leased or otherwise transferred, or contracted to sell, lease or otherwise transfer, any of the Purchased Assets, or mortgaged, pledged or subjected any of the Purchased Assets to any Lien, except:

(i)           sales of inventory in the ordinary course of business consistent with pastpractices; and

(ii)           payments on account of accounts payable incurred in the usual and ordinary course of business consistent with past practices;

(c)           made any change in, taken any steps to implement any change in, or made any arrangement for the payment of any additional or increased, wages, salaries, compensation, pension or other benefits payable to any director, officer, Employee, agent or sales representative or paid any severance or termination pay to, or became obligated to pay any severance or termination pay to, any director, officer, Employee, agent or representative, except where any of the same were in the ordinary course of Global Business, in accordance with past practices;

(d)           suffered any damage, destruction or casualty loss to any assets whether by fire, accident, labor disturbance or otherwise, whether or not insured, in excess of One Hundred Thousand Dollars ($100,000);

(e)           committed any event of default under, terminated or amended or revised any Material Contract with any of its customers and/or suppliers, nor have any such customers and/or suppliers terminated or amended or revised any Material Contract;

(f)           cancelled any debts or claims related to the Global Business, or waived any rights of value, except for such claims that are not in the aggregate material and which were incurred in the ordinary course of the Global Business consistent with past practices;

(g)           made any commitments or incurred any liabilities or obligations for capital expenditures in excess of One Hundred Thousand Dollars ($100,000), all of which capital expenditures committed to or incurred are set forth on Schedule1.11 ;

(h)           incurred, became a party to or became subject to, any agreement, contract or commitment requiring an expenditure by Owners for the purchase of raw materials or other finished goods inventory, in each case and other than in the ordinary course of the Global Business consistent with past practices;

(i)           made any loan or advance to any supplier, vendor, stockholder, officer, director or Employee of any Owner, or members of the immediate family of any stockholder, officer, director or Employee of any Owner that will not be satisfied at Closing;

G)           entered into any sale, license, assignment or transfer of any patents, trademarks, trade names or other similar intangible assets, or disposed of or permitted or caused the lapse of any rights in, to or for the use of any patent, trademark, trade name or copyright;

(k)           made any commitment (through negotiations or otherwise) or incurred any liability to any labor organization, or suffered any labor related work stoppage or interruption or strike;

(1)           instituted any new bonus, stock option, profit-sharing, pension, deferred compensation plan or similar arrangement or made any material changes in any such existing plans;

(m)           suffered any material adverse change in collection loss experience;

(n)           made any change in accounting principles or practices, eliminated any reserves established on any Owners' books or changed the method of accrual pertaining to any reserves which would justify their elimination;

(o)           suffered any change in the financial condition, assets, liabilities, business or operations, which alone or in the aggregate would have a Material Adverse Effect;

(p)           authorized for issuance, issued, delivered or sold any equity securities of Owners, or altered the terms of any outstanding securities issued by Owners; or

(q)           entered into any commitment or agreement to do any of the forgoing.

1.12           Litigation/Governmental Orders. Except as set forth on Schedule1.12, to Owners' Knowledge there are no Claims before any Governmental Authority pending or threatened against a Seller Local Entity, or any Seller Local Entity's assets. To Owners' Knowledge, Owners are not bound by, subject to, or in default under, any Order or other ruling of any Governmental Authority.

1.13           Bankruptcy. No proceedings, whether voluntary or involuntary, are pending or threatened to Owners' Knowledge against any Seller Local Entity nor is any Seller Local Entity contemplating any such proceedings, under the bankruptcy Laws and/or receivership or similar Laws of the United States, or any State thereof, or of any other country or jurisdiction.

1.14           Compliance with Laws.

(a)           Operations; No Investigations. To Owners' Knowledge, each Seller Local Entity has materially complied with and is in material compliance with all Laws applicable to its Global Business, operations and assets. There is no pending, or to the Knowledge of Owners, threatened, investigation by any Governmental Authority with regard to the operations of the Sellers Local Entity.

(b)           Permits. Each Seller Local Entity is and has been:

(i)           duly licensed and possesses all material Permits for its Global Business from all persons and entities, including all Governmental Authorities under all applicable Laws that are necessary to permit it to engage in the Global Business and to own and operate its assets in all applicable jurisdictions; and

(ii)           in compliance with all such Permits.

To Owners' Knowledge, all such Permits are valid, in full force and effect. All other material reports, informational returns and updates which any Seller Local Entity is required to file under any applicable Laws with regard to the foregoing have been filed in a timely manner and all fees relating to the same have been paid. No action, proceeding or investigation contemplating the revocation or suspension of any Permit is pending, or to Owners' Knowledge, threatened.

1.15           Taxes.

(a)           Tax Returns; Payment of Taxes. Each Seller Local Entity has:

(i)           timely filed all Tax Returns required to be filed by it in any jurisdiction to which it is or has been subject;

(ii)           timely paid in full Taxes due and to Owners' Knowledge, all Taxes claimed to be due by each such jurisdiction, which are not being contested in good faith by such Seller Local Entity; and

(iii)           made timely withholdings and timely payments of any Taxes required to be deducted and withheld from the wages or other amounts paid to Employees or to others.

All Tax Returns filed by Owners correctly reflect in all material respects the matters required to be reported therein and have not been amended except as set forth on Schedule 1.15(a). There are no audits, controversies or claims by any taxing authorities pending or, to Owners' Knowledge, threatened against Owners, the Global Business and the Purchased Assets. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Purchased Assets or the Global Business.

(b)           Audits. There are no outstanding agreements or waivers (by operation of law or otherwise) extending the statutory period of limitations applicable to any Tax Return of any Seller Local Entity for any period. Except as set forth on Schedule 1.15(b), no Tax Authority has audited any Seller Local Entity.

(c)           Returns. Owners have provided to Purchaser complete copies of each Owners' federal and state income Tax Returns as filed (together with any amended Tax Returns or refund claims) for each taxable period beginning on and after January 1, 2007. Each Seller Local Entity has provided to Purchaser complete copies of each Owners' sales and use, personal property and payroll tax filings (together with any amended Tax Returns or refund claims) for each taxable period beginning on and after January 1, 2007.

1.16           Environmental.

(a)           Environmental Permits. Each Seller Local Entity has in full force and effect all governmental Permits, authorizations or approvals that are necessary or required for the operation of its business pursuant to any and all Environmental Laws. Each Seller Local Entity has made timely application for renewal of such Permits where necessary. To Owners' Knowledge, no proceeding is pending or threatened to revoke, suspend and/or limit any such Permits, authorizations or approvals. Each Seller Local Entity has made available to Purchasers for its review such Permits, authorizations and approvals.

(b)           Operational Compliance. Except as set forth on Schedule 1.16(b), Owners are in material compliance with all applicable Environmental Laws and Regulations and has not been notified by any regulatory authority that any Seller Local Entity was, may be or is in violation of or has liability or potential liability under the Environmental Laws. Owners have provided to Purchasers true and complete copies of all inspection reports, letters, stop orders and communications issued or released by any environmental agency relating to the Global Business which have been received by a Seller Local Entity, or sent or issued by any such agency within the past three (3) years.

(c)           Records. Except as set forth on Schedule 1.16(c), each Seller Local Entity has timely filed and currently maintains all material, data, reports, documentation and records required under the Environmental Laws.

(d)           Manufacturing, Distribution Facilities. Except as set forth on Schedule 1.16(d), Owners do not own, lease, operate or otherwise use, nor have Owners owned, leased, operated or otherwise used, any distribution facility or manufacturing plant.

(e)           Disposal of Hazardous Wastes. To Owners' Knowledge, Owners have not caused or permitted any of their assets or properties to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances and/or Hazardous Wastes, except in material compliance with the Environmental Laws. To Owners' Knowledge, Owners have not caused or permitted the release or discharge of any Hazardous Substances and/or Hazardous Wastes into the environment except in material compliance with the Environmental Laws.

(f)           Claims. To Owners' Knowledge and except as set forth on Schedule 1.16(f), there are no Claims pending or threatened by any administrative, governmental or judicial agency, arising out of, in connection with or resulting from a violation or alleged violation of, or related to, the Environmental Laws.

1.17           Brokers. No broker, finder, financial adviser, agent or other person has acted directly or indirectly for any Owner in connection with the negotiations, this Agreement or the transactions contemplated hereby who is or will become entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any Owner.

1.18           Insurance. Schedule 1.18 contains a correct and complete list of all insurance policies, binders and surety bonds in force in which a Seller Local Entity is named as an insured party or beneficiary as a loss payable payee which covers the Global Business or Purchased Assets and any life insurance for which a Seller Local Entity has paid or contributed to the payment of any premiums and/or is designated as the beneficiary. The name(s) of each insurer, insured party and beneficiary and the type and amount of coverage, deductible amounts, if any, as well as the expiration date(s) and the premium amount(s) of each such policy or bond are set forth on Schedule 1.18. All such policies and/or bonds are currently in full force and effect and Owners have not received any notice of cancellations with respect to any of the policies. All premiums due and payable on such policies and/or bonds have been paid. To Owners' Knowledge each Seller Local Entity has timely served proper notices of claims and all other notices required to be served under such insurance policies (including any notices of circumstances under any insurance policies) upon each insurance company issuing any of such insurance policies regarding any event, happening, set of circumstances, claim, threat or fact related to its business and/or its assets. There are no pending claims against such insurance policies by a Seller Local Entity as to which the insurers have denied coverage and/or liability.

1.19           Disclosure. To Owners' Knowledge, no representation or warranty of Owners contained in this Agreement, and no statements contained herein or in any Schedule, exhibit, agreement or other document that is appended to and made a part of this Agreement, contains any untrue statement of fact, or omits to state a fact which is necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

Exhibit 1.01(e)(ii)

Tangible Assets

Title to and Sufficiency of Purchased Tangible Assets (other than Owned Real Property).

(a)           Title to Assets. Owners have good title to all of the Purchased Assets, which are used in the operation of Owners' Global Business. Except as set forth on Schedule , all Purchased Assets are free and clear of Liens as well as any other claims, demands, options, rights, privileges, or restrictions of any third party other than Permitted Liens.

(b)           Condition of Owners' Assets. All of the Purchased Assets are in Owners' possession or under its control, as applicable, and have been maintained in good operating or working condition and repair, reasonable wear and tear excepted and taking into consideration the need for routine repairs and asset obsolescence required to be made in ordinary course of business, and are usable in the ordinary course of business. Owners enjoy peaceful and quiet possession in all material respects of all of the Purchased Assets.

Exhibit 1.01(e)(iii)

Contracts

Contracts.

(a)           Owners' Contracts. Owners have provided to Purchasers a true and complete copy of all Material Contracts. All Material Contracts are valid, subsisting and enforceable in accordance with their terms, and are in full force and effect. Owners have no material oral Contracts. Except as reflected in Schedule 1 1 (a), neither Owners, nor, to the Owners' Knowledge, any third party is in default (i.e. an uncured material breach) in any respect under the terms of any of the Material Contracts. Except as reflected in Schedule f 1 (a), there exists no event or condition which, with the giving of notice, the lapse of time, or both, would (A) become a default under any Material Contracts on the part of Owners, (B) to Owners' Knowledge, on the part of any other party thereto, give any person the right to declare a default or exercise any remedy under any Material Contract, (C) to Owners' Knowledge, give any person the right to accelerate the maturity or performance of any Material Contract or (D) to Owners' Knowledge terminate or modify any Material Contract. Except as disclosed in Schedule [ ](a), Owners have not received any written notice from any party to any of the Material Contracts having proposed or threatened to terminate their contractual arrangements with Owners due to breach or violation of the terms thereof or prior to the scheduled expiration thereof. Each of the Material Contracts were entered into by Owners in the ordinary course of the Global Business and Owners have not waived, or agreed to waive, any material right or material rights under any of the same. None of Owners' interests under any of its Material Contracts are encumbered or subject to any term, condition or restriction except as stated in the applicable Material Contract, or as provided by Law.

Exhibit 1.01(e)(iv)

Accounts Receivable/Inventory/Products/Relationships

(a)           Accounts Receivable. Owners have delivered to Purchasers an aging schedule of all accounts receivable for Global Business as of a date two (2) days prior to the date hereof. All accounts, accounts receivable, notes and notes receivable reflected on such aging schedule are reflected on the Estimated Closing Date Balance Sheet (as adjusted pursuant to the Final Net Working Capital Worksheet), arose from bona fide transactions in the ordinary course of business, are collectible in full (net of any applicable reserve set forth on the (Closing Date Balance Sheet ("Net Accounts Receivable")) within ninety (90) days following Closing and are not subject to any defenses, set-offs, or counterclaims. Owners have provided an allowance for doubtful accounts in the Estimated Closing Date Balance Sheet which is consistent with the allowance for doubtful accounts average for the Global Business over the previous three (3) years.

(b)           Inventory; Goods. Owners' Inventory, packaging materials, work in process and finished goods consist of items that are of a quality usable and, in case of finished goods inventory, salable in the ordinary course of business, subject to the inventory reserve on the Final Net Working Capital Worksheet.

(c)           Products.

(i)           Compliance With Laws. The products sold by each Seller Local Entity materially conform to and meet or exceed the standards required by all applicable Laws.

(ii)           Warranties. Schedule [                                          Lb) contains:

(A)           a description of all warranty claims made in the past three (3) years and, to the Knowledge of Owners, pending;

(B)           copies or explanations of any warranties contained in outstanding agreements, contracts or proposals that depart from the standard warranties and practices of a Seller Local Entity; and

(C)           a description of any recurring warranty problems.

(iii)           Except as may be listed on Schedule [                                                               ](c), no claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of the products of a Seller Local Entity are presently pending. Owners have provided for a warranty reserve on the Estimated Closing Date Balance Sheet which is consistent with the warranty reserve average for the Global Business over the previous three (3) years

(iv)           Recalls.Schedule[]Lc,) identifies all product recalls (whether voluntary, required by customer or pursuant to any Governmental Authority) by Owners since January 1, 2008.

(d)
Satisfactory Relationships. Since June 30, 2010, Owners have received no notice from any material customers or material suppliers that any such parties have proposed or threatened to terminate or significantly curtail their historic activity levels with Owners. Owners are not required, in the ordinary course of its business, to provide any surety bonding nor any other financial security arrangements in connection with any transactions with any customers or suppliers.

Exhibit 1.01(e)(v)

Intellectual Property

Proprietary Rights.

(a)
Proprietary Rights Defined. For purposes of this Section [_], the Registered Proprietary Rights together with any other names, inventions, marks, unpatented formulas, symbols, trade secrets, technical know-how, methods, operations, logos, designs, specifications, and all other proprietary rights, documents, information and records, owned by a Seller Local Entity and/or used in the operations of the Global Business are herein collectively referred to as the "Proprietary Rights."

(b)
Registered Proprietary Rights. Schedule []f lists all (U.S. and foreign) patents, patent applications, trade names, trademarks, service marks, copyrights and copyright applications, owned (or used by) a Seller Local Entity, that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental Authority or other public body (herein collectively referred to as the "Registered Proprietary Rights").

(c)	Licenses Given. Schedule F 1(c) lists all licenses and agreements under which a Seller Local Entity has given the right to use any of the Proprietary Rights to any third party.

(d)	Licenses Acquired. Schedule [(d) lists all licenses and agreements under which a Seller Local Entity has the right to use any third party's property.

(e)
No Proceedings. No proceedings are pending or, to Owners' Knowledge, threatened that challenge the validity of the ownership or use by a Seller Local Entity of the Proprietary Rights or any third party's similar type of property.

(f)
No Conflicts. Owners have no Knowledge of the infringing use of any Proprietary Rights by a Seller Local Entity or the infringement of any Seller Local Entity's Proprietary Rights by any other person. No Seller Local Entity has received any notice of conflict with the asserted rights of others with respect to the Proprietary Rights or any third party's similar type of property.

(g)
No Conveyance of Proprietary Rights. No Seller Local Entity has sold, assigned or transferred, or entered into any agreement or any other arrangement within the past five years, to and/or with any other person, corporation, firm or entity for the ownership and/or use of Proprietary Rights used in the Global Business.

(h)
Transfer of Proprietary Rights. Each Seller Local Entity is the sole and exclusive owner of all right, title and interest in and/or has valid enforceable licenses or other rights to use, the Proprietary Rights in the manner presently used by it and/or as now conducted. Subject to obtaining consents of licensors and licensees, Owners have the right to convey (either by sale or change of control with respect to the Subsidiary, as applicable) such right, title, interest and authority free and clear of all Liens, except any Permitted Liens, subject to any legal requirement that any assignment or transfer of a trademark or similar intangible property right be accompanied by the transfer of the goodwill pertaining thereto.

Exhibit 1.01(e)(vi)

Employees/Labor Relations

(a)
Labor Relations. The Employees of the Seller Local Entities are solely and exclusively those indicated in the payrolls and records of such Seller Local Entity. The Employees have been duly remunerated for all services performed by them in the course of their working relationship with the applicable Seller Local Entity. No Seller Local Entity is a party to any collective bargaining agreements. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Owners' Knowledge, threatened against any Seller Local Entity. To Owners' Knowledge, no employment complaint or grievance exists on the date hereof as regards any Employee of a Seller Local Entity or any former Employee thereof. All vacation pay, bonuses, commissions and other employee benefit payments are reflected and have been accrued, respectively, in the Financial Statements and other books and records of the Global Business, as applicable. The terms of employment applicable and actually applied to the Employees are solely those provided by the applicable Laws and by the provisions of any applicable agreement, commitment or policy of a Seller Local Entity, including the Plans, deferred compensation plans or arrangements (as described in Schedule [-](aa), and any general employment policies as reflected in its employee handbook or personnel manual). No Claim for remuneration adjustments by any Employee of a Seller Local Entity, or by the relevant trade unions, are pending. To the best of Owners' Knowledge and except as set forth on Schedule [], no executive, key employee, or group of employees has any plans to terminate employment with a Seller Local Entity prior to Closing.

(b)           Benefit Plans.

(i)	List of Benefit Plans. Schedule F	1)a) sets forth a true and complete list of each and every:

(A)           "employee pension benefit plan," "employee welfare benefit plan" or "multi-employer plan," all as defined under ERISA;

(B)           profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, cash or deferral arrangement, severance, health, welfare, dependent care or incentive plan or arrangement; and

(C)           written plan or policy providing for "fringe benefits" to Owners' Employees including, but not limited to, vacation, paid holidays, personal leave, medical, hospitalization, dental, life insurance, Employee discount, automobile, severance or similar programs, or educational assistance; individually referred to herein as a "Plan" and collectively referred to herein as the "Plans") to which a Seller Local Entity is a party with regard to its Employees or individual consultants working for a Seller Local Entity.

(ii)
List of Employ. Schedule F]L sets forth a complete list of Employees of the Seller Local Entities, as well as each Employee's date of hire, title (or other job classification), current compensation, including base salary, bonuses (for most recent year), commissions and other benefits of any kind and participation in each of the Plans. Schedule F ](N also sets forth the names of the officers of each Subsidiary as well as any compensation paid to each such officer during 2010 to the date hereof. Except as set forth on Schedule [ ](b), Owners do not maintain any plans or programs providing post-retirement medical, death or other welfare benefits (other than benefits required by law).

(iii)           Documentation Relating to Benefit Plans. Owners have furnished Purchaser:

(A)           correct and complete copies of the most current form of each Plan and related trust agreements, including any amendments thereto;

(B)           the most recent annual actuarial evaluation, if any, prepared for each Plan, in case of any defined benefit type pension plan;

(C)           the most recent annual report (series 5500), if any, required under ERISA with respect to each Plan;

(D) the most recent determination letter received from the IRS, if any, for each Plan; and

(E)           copies of the most current form of summary plan descriptions or summary of material modifications, Employee communications and other significant materials, handbooks, beneficiary designation forms and communications to Employees.

(iv)           Benefit Plan Compliance. Except as set forth in Schedule [_1(d):

(A)           with respect to each Plan that is intended to be qualified under Section 401(a) of the Code, and is maintained by Owners for Employees of Owners or any of its affiliates:

(i)
Owners have obtained a favorable determination letter from the IRS, and there has been no occurrence since the date of such determination letters that has adversely affected the qualified status of any such plan;

(ii)           such Plan has been operated in compliance with the Code and ERISA and in accordance with the provisions of, and the rules and Regulations covering, such Plan; and

(iii)           Owners are not, and to Owners" Knowledge, no other person is, engaged in a transaction prohibited by Section 4975 of the Code or Section 406 of ERISA which would result in a liability to any Owner;

(B)           each Plan which is subject to Part III of Subtitle B of Title I or ERISA or Section 412of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code;

(C)           no reportable event, within the meaning of Section 4043 of ERISA has occurred with respect to any Plan that is subject to Title IV of ERISA, other than reportable events with respect to which notice has been waived by the Pension Benefit Guaranty Corporation ("PBGC");

(D)           Owners have not received notice of any audit or investigation with respect to any Plan by the IRS, PBGC or the Department of Labor ("DOL" )•

(E)           Neither any Owner nor any entity which is treated as a single employer with any Owner under Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has engaged in any transaction that could subject Purchaser to any liability under Section 4069 of ERISA;

(F)           Neither Owners nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that could become a liability of Purchaser following the Closing and no event has occurred with respect to any Plan subject to Title IV of ERISA that could result in any liability to Purchaser;

(G)           All contributions required to have been made by Owners pursuant to the terms of each Plan or pursuant to ERISA, the Code or applicable law have been made within the time prescribed by such Plan and by applicable law;

(H)           There are no material claims pending, or to the Owners' Knowledge, threatened involving any Plan(other than routine claim for benefits) or any other litigation involving any Plan that could result in any liability to Purchaser;

(I)           Each Plan maintained by any Owner may be amended, terminated, modified or otherwise revised by such Owner, other than benefits protected under Section 411(d) of the Code, on and after Closing, without further liability to such Owner or Purchaser (excluding ordinary administrative expenses and routine claims for benefits);

(J)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of any Owner or such Owners' ERISA Affiliates to severance pay, unemployment compensation, accrued vacation pay, or any similar payment for which Purchaser could be liable except as otherwise expressly provided herein, (ii) accelerate the time of payment or vesting or increase the amount of any compensation to or in respect of any current or former employee of any Owner or such Owners' ERISA Affiliates for which Purchaser could be liable, or (iii) result in or satisfy any condition to the payment of compensation to any current or former employee of any Owner or such Owners' ERISA Affiliates for which Purchaser could be liable that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280G of the Code.

(K)           Each "non-qualified deferred compensation plan", within the meaning of Section 409A of the Code, maintained by Owners complies in form and operation with the requirements of Section 409A of the Code and no such plan has been materially modified with respect to amounts deferred under the plan for taxable years beginning before January 1, 2008; and

(L)           Owners have no indemnity obligation for any taxes imposed under Section 409A of the Code.

(M)           Owners have not incurred any excise tax liability that has not been satisfied with respect to any Plan.

Exhibit 1.01(e)(vii)

Subsidiaries

(a)           Subsidiaries.

(i)
Owners own of record and beneficially the number of shares of capital stock in each of the Subsidiaries set forth in Schedule a i , free and clear of any restrictions on change of control, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, demands and liabilities except for Permitted Liens. Owners are not a party to any option, warrant, purchase right, or other contract or commitment that could require any Owner to sell, transfer, or otherwise dispose of any capital stock of any Subsidiary. Owners are not parties to any voting trust, voting agreement, proxy, or other agreement or understanding with respect to the voting of any capital stock of any Subsidiary. Except as set forth on Schedule , as of the date hereof Owners own, and at the Closing will own, all of the issued and outstanding shares of capital stock of each Subsidiary. No former shareholder of any Subsidiary has any claim against such Subsidiary or, except as disclosed in Schedulea, is owed any amount by such Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or similar rights or applicable securities laws.

(ii)
Except for the Subsidiaries and as set forth in Schedule _I b ii , Owners have no subsidiaries and does not own, directly or indirectly, any stock, partnership interest, limited liability company interest or other security or ownership interest in, or any security issued by, any other Person. Except as set forth on Schedule , each Subsidiary has no subsidiaries and does not own, directly or indirectly, any stock, partnership interest, limited liability company interest or other security or ownership interest in, or any security issued by, any other Person.

Exhibit 1.01(e)(viii)

Real Property

(a)           Title to and Condition of Real Property.

(i)           Owned Real Property. Schedule [1(a)(i) sets forth:

(A)           all Owned Real Property; and

(B)	the complete legal description of each parcel of Owned Real Property.

The Seller Local Entity as indicated on Schedule [ ] a i owns title to the Owned Real Property, in fee simple, which title shall be, on the Closing Date, recorded, marketable and free and clear of any and all Liens, claims, demands or rights of any third party whatsoever, and any and all easements under which such real property may be a subservient estate as well as all rights of way, encroachments, restrictions, covenants, recorded or unrecorded, except for Permitted Liens.

(ii)	Leased Real Property. All Leases for the Leased Real Property are attached as Schedule	[	]a ii	With respect to such Leases and Leased Real Property, except as set forth in Schedule "La) H :

(A)           all Leases are in writing and are duly executed, valid and binding among the parties thereto and in full force and effect for their full term, and none have been modified, amended, sublet or assigned except as noted on Schedule a ii ;

(B)           the provisions of each Lease set forth the annual rent and there are no separate agreements or understandings with respect to the same other than contained in the body of the Lease;

(C)           there is no default by Owners or to the Owners' Knowledge by the other party to any Lease;

(D)           to the Owners' Knowledge, all surety bonds, insurance, security and other deposits required by such Leases have been made and have not been refunded or returned, or their forfeiture claimed, in whole or in part, by any lessor; and

(E)           where any Owner is the lessee:

(i)
all leasehold improvements made by such Owner or an affiliate are in good operating or working condition and repair, after taking into account ordinary wear and tear and repairs required in ordinary course of business, and are reasonably adequate for the day to day operation of the business of such Owner as presently conducted; and

(ii)	such Owner has not received any notice of a violation of any Laws relating to the use or occupancy of such Leased Real Property by such Owner or an affiliated company.

(iii)	such Owner has not sublet, underlet or assigned any portion of the Leased Real Property, and no third party is in possession of any portion of the Leased Real Property other than such Owner.

Condition of Real Property. With respect to the Real Property to Owners' Knowledge, except as set forth on Schedule [ 1(a)(iii):

(A)           there is no condemnation or eminent domain proceeding of any kind pending or threatened against any of the Leased Real Property;

(B)           the Real Property is occupied under valid and current certificates of occupancy, Permits or the like;

(C)           the Real Property and all improvements comply with all applicable Laws, and Owners have obtained all material Permits and approvals required to possess and operate its Leased Real Property and conduct its business as it is presently being conducted;

(D)           there are no outstanding variances or special use Permits affecting the Real Property or its uses;

(E)           no notice of a violation of any Laws, or of any covenant, condition, easement or restriction, affecting the Real Property or relating to its use or occupancy has been given to Owners;

(F)           Owners have no Knowledge of improvements made or contemplated to be made by any Governmental Authority, the costs of which are to be assessed as special taxes or charges against the Real Property and which are not reflected as special assessments on the most recent property tax bill for the Real Property;

(G)           the Real Property either:

(i)	is freely accessible directly from all public streets on which it abuts, or

(ii)	uses adjoining land to access the same in accordance with validly granted and recorded easements. Owners have no Knowledge of any condition that would result in the termination of such access.

EXHIBIT 1.01(e)(ix)

Title to Shares

Title to Shares. Except as set forth on Schedule f 1, the Acquired Equity has been duly authorized and validly issued, fully paid and non-assessable, and are owned beneficially and of record by Seller Local Entity as set forth on Schedule F J. Except as set forth on Schedule on the Closing Date, upon completion of the sale and transfer of the Acquired Equity from each Buyer Local Entity to Buyer Local Entity in accordance with this Agreement, Purchaser Local Entity shall be the sole legal, record and beneficial owner of all of the Acquired Equity, free and clear of any and all Liens of any kind or nature, except Permitted Liens